Exhibit 10.8

EXECUTION VERSION

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF

OPAL FUELS LLC

a Delaware limited liability company

Dated as of July 21, 2022

THE LIMITED LIABILITY COMPANY UNITS OF OPAL FUELS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH: (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN OPAL FUELS LLC AND THE APPLICABLE MEMBER. SUCH UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY OPAL FUELS LLC AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF

OPAL FUELS LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Opal Fuels LLC (the “Company”), is made as of July 21, 2022 (the “Effective Date”) by and among the Members (as defined below) listed on Exhibit A hereto as Members and each other Person (as defined below) who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Act upon the filing of the Certificate (as defined below) in the office of the Secretary of State of the State of Delaware on December 30, 2020 under the name ACCELER8 Holdings LLC;

WHEREAS, the Company entered into a Limited Liability Company Agreement, dated as of December 30, 2020 (the “Original Agreement”) with certain of the Members;

WHEREAS, the Original Agreement was amended and restated in its entirety by that certain Amended and Restated Limited Liability Company Agreement of the Company, effective as of November 29, 2021 (the “Existing Agreement”).

WHEREAS, the Members have agreed to amend and restate the Existing Agreement in its entirety as set forth herein;

WHEREAS, concurrently with the effectiveness of this Agreement, in accordance with that certain Business Combination Agreement, dated as of December 2, 2021 (the “Business Combination Agreement”), by and among ArcLight Clean Transition Corp. II (which pursuant to the transactions contemplated under the Business Combination Agreement, will have changed its name to OPAL Fuels Inc., the “Managing Member”), the Company, and Opal HoldCo LLC, the Managing Member has acquired equity interests of the Company, in exchange for the consideration described in the Business Combination Agreement, and the Managing Member has become the sole managing member of the Company (the “Business Combination”);

WHEREAS, pursuant to the Business Combination, (i) the Common Units (as defined in the Existing Agreement) outstanding prior to the effectiveness of this Agreement were cancelled and certain of the holders thereof received the number of Class B Units (as defined below) set forth opposite such Member’s name on Exhibit A hereto in accordance with Section 2.5 of the Business Combination Agreement, and (ii) the Managing Member received the number of Class A Units (as defined below) set forth opposite the Managing Member’s name on Exhibit A hereto in accordance with Section 2.5 of the Business Combination Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, (i) the Members have agreed to amend and restate the Existing Agreement in its entirety as set forth herein and (ii) the Managing Member, by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and shall have the rights and obligations of the Managing Member as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Managing Member hereby agree to amend and restate the Existing Agreement to read in its entirety as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as it may be amended from time to time.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704- 2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the tax imposed under Section 1411 of the Code on net investment income) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code or any similar state or local law), as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Board” means the Board of Directors of the Managing Member.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” has the meaning set forth in the Business Combination Agreement

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company (including any deferred commitment to contribute money in the future) and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to ARTICLE V.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (b) the date of the distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704- 1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member, (e) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv)(s); (f) the deemed Conversion (as defined below) of any Earnout Units (as defined below) into Class B Units in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (g) on the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement; and (h) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member in its reasonable discretion to reflect the relative economic interests of the Members; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). If any Earnout Units are outstanding upon the occurrence of an event described in this paragraph (a) through (h) (other than, if applicable, the Earnout Units undergoing a Conversion that gives rise to the occurrence of such event), the Company shall adjust the Carrying Values of its properties in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as though such Earnout Units were noncompensatory options. The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the Managing Member reasonably determines that an adjustment pursuant to the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 11.01(c).

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected to make a Cash Exchange Payment in accordance with Section 11.01(c):

(a) if the shares of Class A Common Stock trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Cash Exchange Class A 5-Day VWAP; or

(b)  if shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware on December 30, 2020.

“Certificate of Designations” has the meaning set forth in Section 7.01(b).

“Change of Control” has the meaning set forth in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a Corporation Offer and a Change of Control of the Managing Member shall be considered a Corporation Offer for purposes of ARTICLE XI.

“Class” means the classes or series of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement the only authorized Classes are the Series A Preferred Units, the Series A-1 Preferred Units, Class A Units and Class B Units. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.

“Class A Common Stock” means the Class A common stock of the Managing Member, par value $0.0001 per share.

“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units then owned by such Member by the aggregate number of Class A Units then owned by all Members.

“Class A/B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units and Class B Units then owned by such Member by the aggregate number of Class A Units and Class B Units then owned by all Members.

“Class A Units” means the Units of limited liability company interest in the Company designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class A Unit Capital Account Amount” means, from time to time, the Capital Account a Member would have if such Member held a single Class A Unit.

“Class B Common Stock” means the Class B common stock of the Managing Member, par value $0.0001 per share.

“Class B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class B Units then owned by such Member by the aggregate number of Class B Units then owned by all Members.

“Class B Units” means the Units of limited liability company interest in the Company designated as the “Class B Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class C Common Stock” means the Class C common stock of the Managing Member, par value $0.0001 per share.

“Class D Common Stock” means the Class D common stock of the Managing Member, par value $0.0001 per share.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. “Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion” has the meaning set forth in Section 7.04(d)(ii).

“Corporation Offer” has the meaning set forth in Section 11.07.

“Covered Transaction” means any liquidation, dissolution or winding up of the Company (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Designated Individual” has the meaning set forth in Section 5.08.

“Direct Exchange” has the meaning set forth in Section 11.06.

“Direct Exchange Election Notice” has the meaning set forth in Section 11.06.

“Disabling Event” means the Managing Member ceasing to be the Managing Member of the Company.

“Earnout Participants” has the meaning set forth in the Business Combination Agreement.

“Earnout Unit” has the meaning set forth in Section 7.04(d)(ii).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Interests” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in Section 11.01(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns shares of Class A Common Stock or Class C Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock or Class C Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by the Managing Member and ending on the first day following (ii) the record date determined by the Managing Member with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than ten Business Days; provided that in no event shall an Exchange Blackout Period with respect to clause (b) of this definition occur more than four times per calendar year.

“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five Business Days after the date the Exchange Notice is given pursuant to Section 11.01(b), unless the Exchanging Member submits a written request to extend such date and the Managing Member in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided that if the Exchange Date for any Exchange with respect to which the Managing Member elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Notice” has the meaning set forth in Section 11.01(b).

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 11.01(b).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock or Class C Common Stock for which an Exchanged Unit is entitled to be exchanged at such time in accordance with ARTICLE XI. On Effective Date, the Exchange Rate shall be one-for-one, subject to adjustment pursuant to Section 11.04.

“Exchanged Units” means any Class B Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Holder exchanging Units pursuant to Section 11.01(a) of this Agreement.

“Existing Agreement” has the meaning set forth in the recitals of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“Fiscal Year” means, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 12.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Holder” has the meaning set forth in Section 11.01(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Amount” has the meaning set forth in Section 4.01(b)(ii).

“IRS” means the Internal Revenue Service.

“Indemnitee” means (a) the Managing Member, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of the Managing Member or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by the Managing Member as an “indemnitee” in accordance with the certificate of incorporation and/or bylaws of the Managing Member as in effect from time to time, (e) any officer or director of the Managing Member or any additional or substitute Managing Member who is or was serving at the request of the Managing Member or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (h) any former officer, director or manager of the Company pursuant to Section 5.15 of the Business Combination Agreement and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Managing Member” means OPAL Fuels Inc., a corporation incorporated under the laws of the State of Delaware, or any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.

“Managing Member Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which the Managing Member is incorporated or formed, as applicable, as in effect and amended from time to time.

“Member” means, at any time, each Person listed on Exhibit A hereto, in each case, for so long as he, she or it remains a Member of the Company as provided hereunder.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“NASDAQ” means any of The Nasdaq Global Select Market, The Nasdaq Global Market and The Nasdaq Capital Market.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Foreign Person Certificate” has the meaning set forth in Section 11.10.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704- 2(c).

“Officer” means each individual designated as an officer of the Company by the Managing Member pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Member Representative” means OPAL HoldCo LLC or such other Person as may be appointed from time to time by holders of a majority of the Class B Units held by Original Members who hold Class B Units at the time of determination.

“Original Members” means (a) the Members of the Company as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) of the Business Combination and (b) any Affiliate of such Member who becomes a Member of the Company in accordance with this Agreement pursuant to a Transfer permitted by Section 8.01(d).

“Paired Interest” means one Class B Unit, on the one hand, and one share of Class B Common Stock or one share of Class D Common Stock, on the other hand.

“Partnership Representative” has means any Person acting as “tax matters partner” or the “partnership representative” pursuant to Section 5.08.

“Performance Vesting ACT Shares” means certain shares of Class A Common Stock, originated from the conversion of Class B ordinary shares of ArcLight Clean Transition Corp. II in the ACT Share Conversion (as such term is defined in the Business Combination Agreement), which (following the Effective Date) are subject to vesting and forfeiture in accordance with the terms of that certain Sponsor Letter Agreement, dated December 2, 2021, by and among the Company, the Managing Members and the other parties named therein.

“Permitted Exchange Event” means any of the following events, which has occurred or is occurring, or is otherwise satisfied, as of the Exchange Date:

(a) the Exchange is part of one or more Exchanges by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Managing Member as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(b) the Exchange is in connection with a Corporation Offer or a Change of Control; provided that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of such Corporation Offer or such Change of Control date (and, for the avoidance of doubt, shall not be effective if such Corporation Offer is not consummated or such Change of Control does not occur); or

(c) the Exchange is permitted by the Managing Member, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Managing Member determines, after consultation with its outside legal counsel and tax advisor, that the Company would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Primary Indemnification” has the meaning set forth in Section 10.02(a).

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Proceeding” has the meaning set forth in Section 10.02(a).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 5.05 shall be determined by applying rules analogous to those set forth in this definition of “Profits” and “Losses”); (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in clause (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Quarterly Exchange Date” means either (a) for each fiscal quarter, the first Business Day occurring after the 60th day after the expiration of the applicable Quarterly Exchange Notice Period or (b) such other date as the Managing Member shall determine in its sole discretion; provided that such date is at least 60 days after the expiration of the Quarterly Exchange Notice Period; provided, further, that the Managing Member shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third Business Day after the day on which the Managing Member releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Managing Member that may be applicable to a Member (or such other date within such quarter as the Managing Member shall determine in its sole discretion) and ending five Business Days thereafter. Notwithstanding the foregoing, the Managing Member may change the definition of “Quarterly Exchange Notice Period” with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (a) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (b) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than ten Business Days from the date the written notice of such change is sent to each Member (other than the Managing Member) and (c) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Holders to exercise their Exchange rights pursuant to ARTICLE XI.

“Redemption” has the meaning set forth in Section 11.01(a).

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(d).

“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Offering” has the meaning set forth in Section 11.01(e).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Units” means the Units of limited liability company interest in the Company designated as the “Series A Preferred Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Series A-1 Preferred Units” means the Units of limited liability company interest in the Company designated as the “Series A-1 Preferred Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of shares of Class A Common Stock (to the extent the Exchanging Member has surrendered shares of Class B Common Stock) or Class C Common Stock (to the extent that the Exchanging Member has surrendered shares of Class D Common Stock), in each case equal to the product of the number of Exchanged Units multiplied by the Exchange Rate. For the avoidance of doubt, in the event that the Exchanging Member has surrendered shares of (a) Class B Common Stock, the Exchanging Member shall be entitled to receive shares of Class A Common Stock and (b) Class D Common Stock, the Exchanging Member shall be entitled to receive shares of Class C Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (a) if a corporation, at least 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), at least 50% of the partnership, joint venture or other similar ownership interest thereof (whether voting or economic) is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have at least 50% ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated at least 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Successor Shares Amount” has the meaning set forth in Section 3.07(b).

“Surviving Company” has the meaning set forth in Section 3.07(b).

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(ii).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of or about the date hereof, by and among, the Managing Member, the TRA Party Representative (as defined therein) and each of the TRA Parties, as amended from time to time.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other hand, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding shares of Class A Common Stock or Class C Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d)  the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company, other than a Transfer effected in accordance with Section 3.07(a) or Section 3.07(b)

“Trading Day” means a day on which the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Consideration” has the meaning set forth in Section 3.07(a).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“Transferee” means any Person that is a permitted transferee of a Member’s interest in the Company, or part thereof.

“TRA Parties” has the meaning set forth in the Tax Receivable Agreement.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units, the Class B Units, the Series A Preferred Units, the Series A-1 Preferred Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which the Company meets the requirements of the Private Placement Safe Harbor.

“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours) or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case, as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

2.01 Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Certificate on December 30, 2020. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

2.02 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “Opal Fuels LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member in its sole discretion may select from time to time. Subject to the Act, the Managing Member in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

2.03 Term. The term of the Company commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Company in accordance with ARTICLE IX. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Act.

2.04 Offices. The Company may have offices at such places either within or outside the State of Delaware as the Managing Member from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Company is located at c/o OPAL Fuels LLC, One North Lexington Avenue, Suite 1450, White Plains, NY 10601, Attention: Office of General Counsel.

2.05 Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Company in the State of Delaware shall be located at CORPORATION TRUST CENTER 1209 ORANGE ST, WILMINGTON, DE 19801. The name of the registered agent of the Company for service of process on the Company in the State of Delaware at such address shall be THE CORPORATION TRUST COMPANY.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.

2.06 Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.07 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.

2.08 Members; Reclassification; Admission of New Members. Each of the Persons listed on Exhibit A hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution this Agreement, are admitted as Members of the Company. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 8.06.

2.09 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with ARTICLE VIII.

2.10 Representations of Members. Each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units that:

(a) Organization; Authority

(i) To the extent it is not a natural person, (A) it is duly incorporated, organized or formed, as applicable, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not incorporated, organized or formed, as applicable, in such jurisdiction), and (B) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken.

(ii) It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention. Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) such Member’s charter or other governing documents to the extent it is not a natural person, (ii) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (iii) applicable Law.

(c) Due Inquiry. To the extent such Member has acquired Units directly from the Company, it has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

(e) Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f) Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE III
MANAGEMENT

3.01 Managing Member.

(a) The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company.

(b) Without limiting the foregoing provisions of this Section 3.01, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to Officers of the Company), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Members in writing from time to time.

3.02  Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

3.03 Expenses. The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company or otherwise incurred by the Managing Member in connection with operating the Company’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, compensation and meeting costs of any Board or similar body of the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.02

3.04 Officers. Subject to the direction and oversight of the Managing Member, the day- to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in his or her capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of his or her duties hereunder or otherwise.

3.05 Authority of Members. No Member (other than the Managing Member), in its, his or her capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein or in any Certificate of Designations, no Member (other than the Members holding Class A Units) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as otherwise expressly set forth in this Agreement or any Certificate of Designations, the conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in his, her or its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his, her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Managing Member may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

3.06 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

3.07 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, unless either (x) the Termination Transaction has been approved by Members holding a majority of the Class B Units held by all Members (excluding the Managing Member and any Members controlled by the Managing Member) or (y) the following conditions are satisfied:

(a) in connection with any such Termination Transaction: (i) each holder of Class B Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Class B Unit an amount of cash, securities or other property equal to the product of (A) the number of shares of Class A Common Stock or Class C Common Stock into which a Class B Unit is then exchangeable pursuant to ARTICLE XI of this Agreement and (B) the greatest amount of cash, securities or other property paid to a holder of one share of Class A Common Stock or Class C Common Stock, as applicable, in consideration of one share of Class A Common Stock or Class C Common Stock, as applicable, pursuant to the terms of such Termination Transaction; provided, that the condition set forth in this Section 3.07(a)(i) shall be deemed to have been satisfied if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, voting a single class in accordance with the Managing Member Charter, and each holder of Class B Units (other than the Managing Member and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Class B Units would have received had such Class B Units been exchanged for shares of Class A Common Stock or Class C Common Stock in an Exchange pursuant to ARTICLE XI immediately prior to the expiration of such purchase, tender or exchange offer, such holder of Class B Units had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Class B Unit is referred to as the “Transaction Consideration”); and (ii) the Company receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Class B Units and Class A Units (including the Managing Member and its wholly owned Subsidiaries unless waived by the Managing Member) for U.S. federal income tax purposes (except to the extent of cash, marketable securities or other property received); or

(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (A) the Company or (B) another limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. Federal income tax purposes; (iii) the Members (other than entities controlled by the Managing Member) that held Class B Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Company based on the proportion of the relative fair market value of the net assets of the Company to the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (iv) the rights of such Members with respect to the Surviving Company are at least as favorable as those of Members holding Class B Units (including any rights under the Tax Receivable Agreement, unless such Termination Transaction constitutes a “Change of Control” for purposes of the Tax Receivable Agreement or otherwise results in payments of cash to the TRA Parties equivalent to (and in lieu of) the payments that would be required to be made to such TRA Parties if such Termination Transaction did constitute a “Change of Control” for such purposes) immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other Members (not including the Managing Member); and (v) such rights include the right, to the same extent provided to holders of Class B Units pursuant to ARTICLE XI of this Agreement, to exchange their interests in the Surviving Company (together with voting securities of the Managing Member or its successor) for: (1) a number of publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to antidilution adjustments comparable to those set forth in Section 11.02 (the “Successor Shares Amount”); and/or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such exchange, determined in a manner consistent with the definition of “Cash Exchange Payment” as set forth in ARTICLE XI of this Agreement.

(c) In connection with any Termination Transaction permitted by Section 3.07(b) hereof, the relative fair market values shall be reasonably determined by the Managing Member as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Members than the relative values reflected in the terms of such transaction.

ARTICLE IV

DISTRIBUTIONS

4.01 Distributions.

(a) Operating Distributions. Except as may otherwise be set forth in any Certificate of Designations, the Managing Member, in its sole discretion, may authorize distributions (to the extent of Available Cash) by the Company to the holders of Class A Units and Class B Units at any time and from time to time. Subject to Section 4.01(b) with respect to Tax Distributions and further subject to the provisions of any Certificate of Designations, all Distributions by the Company shall be made or allocated to holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder. For the avoidance of doubt, (i) the Managing Member may authorize distributions to holders of preferred Units in accordance with the terms the applicable Certificate of Designations and (ii) no holder of preferred Units shall have any right to receive any distribution pursuant to this Agreement and shall only be entitled to the rights and privileges set forth in the applicable Certificate of Designations.

(b) Tax Distributions.

(i) With respect to each Member holding Class A Units or Class B Units, the Company shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Member with respect to such Units for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Member with respect to such Units pursuant to Section 4.01(a) and Section 4.02, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that in the case of the Managing Member, the “Member’s Required Tax Distribution” shall be increased to the extent that the payment obligations of the Managing Member under the Tax Receivable Agreement with respect to any Tax Estimation Period exceed the Managing Member’s available cash (taking into account its obligations or reserves for the payment of taxes, liabilities, expenses, and other corporate purposes). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member holding Class A Units or Class B Units, the net taxable income of the Company allocated or allocable to such Member with respect to such Units for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement and any Certificate of Designations, but including for the avoidance of doubt any income allocated or allocable to a Member pursuant to Section 704(c) of the Code); provided, however, that net taxable income shall be determined without regard to any special adjustment of tax items as a result of any election under Section 754 of the Code, including any adjustment pursuant to Section 734 and 743 of the Code.

(ii) At least five (5) days before the quarterly due date for payment by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash) to the Members holding Class A Units or Class B Units, pro rata based upon the number of such Units held by each such Member an amount of cash sufficient to provide each such Member with a distribution at least equal to such Member’s Required Tax Distribution (with amounts distributed pursuant to this Section 4.01(b), “Tax Distributions”) (in the event there is insufficient Available Cash to distribute to each such Member their Member’s Required Tax Distribution in full, then the Company shall distribute such Tax Distributions pro rata to each such Member holding Class A Units or Class B Units based on the relative amount of each such Member’s Required Tax Distribution assuming such amounts were paid in full). Any Tax Distributions shall be treated in all respects as advances against future distributions pursuant to Section 4.01(a) and Section 4.02.

(iii) Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 4.01(a) and Section 4.02.

(c) Special Distribution. The Managing Member shall, on the date hereof, cause the Company to distribute the Contributed ACT Shares (as such term in defined in the Business Combination Agreement) to the holders of Class B Units in accordance with Schedule II to the Business Combination Agreement.

4.02 Liquidation Distribution. Subject to Section 4.01(b) with respect to Tax Distributions and the provisions of any Certificate of Designations, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with dissolution of the Company shall be made or allocated among the holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder.

4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member shall not make a distribution to any Member if such distribution would violate (a) Section 18-607 of the Act, (b) other applicable Law or (c) the terms of any credit agreement or other third-party agreement or arrangement to which the Company is a party; provided, however, that clause (c) above shall not prohibit or otherwise restrict any distribution to a Member holding Series A Preferred Units to the extent such distribution is not prohibited by Section 12 of the Certificate of Designations with respect to the Series A Preferred Units.

4.04 Performance Vesting ACT Shares. Notwithstanding anything in this ARTICLE IV to the contrary, for all purposes of this ARTICLE IV, any distributions that would be made pursuant to Section 4.01(a) and Section 4.02 in respect of the Class A Units issued to the Managing Member that correspond to Performance Vesting ACT Shares that have not satisfied the vesting criteria described in the Sponsor Letter Agreement at the time such distribution is made shall be held back and recorded by the Company and such amounts shall either be (i) released to the Managing Member at such time (if any) as the corresponding Performance Vesting ACT Shares satisfy the vesting criteria set forth in Sponsor Letter Agreement or (ii) released to the Company at such time as the corresponding Performance Vesting ACT Shares are forfeited to the Company in accordance with the terms of the Sponsor Letter Agreement.

4.05 Use of Distribution Funds. The Managing Member shall use distributions received from the Company for payment of taxes, for obligations under the Tax Receivable Agreement, for liabilities or expenses, to loan funds to the Company in accordance with this Agreement, to contribute funds to the Company in exchange for additional Class A Units in accordance with the terms of this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case as determined in the sole discretion of the Managing Member; provided that the Managing Member may not use such distributions to acquire any Units, except as otherwise expressly provided in Section 7.04 or any Certificate of Designations (but subject to the terms of any Certificate of Designations).

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Class A Units, as specified in the books and records of the Company.

5.02 No Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Managing Member, which may be granted or withheld in its sole discretion.

5.03 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.03. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to ARTICLE IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members in accordance with Section 9.03, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

5.05 Special Allocations. Notwithstanding any other provision in this ARTICLE V:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i) (4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Units and Class B Units in accordance with their respective Class A/B Percentage Interest.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(4) applies.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(a), (b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(a), (b) or (c) had not occurred.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(i) Allocations Relating to Earnout Units. Notwithstanding anything to the contrary contained in this Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Earnout Units in determining Capital Accounts unless and until such Earnout Units undergo a Conversion into Class B Units and (2) in the event the Carrying Value of any Company asset is adjusted pursuant to clause (f) of the definition of Carrying Value, any Profits or Losses resulting from such adjustment shall, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in any other manner reasonably determined by the Managing Member, be allocated among the Members (including the Members who held the Earnout Units giving rise to such adjustment) such that the Capital Account balance relating to each Class B Unit (including any Earnout Units that have undergone a Conversion into Class B Units) is equal in amount (or as close to equal in amount as possible) immediately after making such allocation; provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Class B Unit to be so equal in amount, then the Managing Member, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Class B Unit to be so equal in amount.

5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Managing Member and permitted by the Code and Treasury Regulations; provided that the prior written consent of Original Member Representative (and its successors or assigns) shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulations Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the Managing Member shall make such allocations for tax purposes as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704- 1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.05(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

5.07 Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Section 1446(f) of the Code, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Member. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 5.08), in each case, as reasonably determined by the Managing Member. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member.

5.08 Partnership Representative.

(a) The Original Member Representative is hereby designated as the Company’s “tax matters partner” for U.S. federal income tax purposes under Section 6231(a)(7) of the Code, as in effect for taxable years of the Company beginning on or before December 31, 2017, and as the Company’s “partnership representative” as that term is defined in the Revised Partnership Audit Provisions for taxable years of the Company beginning after December 31, 2017 and ending on or prior to December 31, 2021. The Managing Member is hereby designated as the “partnership representative” as that term is defined in Revised Partnership Audit Provisions for taxable years of the Company beginning on or after January 1, 2022. In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by the Managing Member as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that each of the Company and the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 5.08, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other income tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any “imputed underpayment” arising in connection with any Audit relating to any taxable year for which the Original Member Representative is the Partnership Representative, at the election of the Managing Member (in its reasonable discretion), the Original Member Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Audit for taxable years beginning on or after January 1, 2022 (a “Specified Audit”), (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit to the maximum extent permitted by the applicable tax authority, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before taking any material action under the Revised Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. Notwithstanding the foregoing, (i) each of the obligations of the Partnership Representative and the Company, and rights of the Original Member Representative and Original Members, under this Section 5.08(c) shall terminate and have no further force or effect from and after the date that the Original Members no longer own 20% of the combined Class A Units and Class B Units, and (ii) with respect to any “imputed underpayment” arising in connection with any Audit, at the election of the Managing Member (in its reasonable discretion), the Partnership Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(d) All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 5.08 absent (i) willful breach of any provision of this Section 5.08 or (ii) bad faith, fraud, or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 12.12 or otherwise in accordance with this Agreement, Sections 5.03 and 5.04 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Managing Member if necessary, in the opinion of tax counsel to the Company, to comply with such regulations or any applicable Law.

5.10 Survival. Sections 5.07 and 5.08 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

6.01 Books and Records.

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.

(b) Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and

(ii) copies of the Company’s U.S. federal income tax returns for the three most recent years.

(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).

(d) The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. The Company, within 90 days of the close of each Fiscal Year, shall use commercially reasonable efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for federal, state and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by February 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.

(e) The Company shall make the following elections on the appropriate tax returns (provided that the election described in clause (ii) below cannot be rescinded without the prior written consent of the Original Member Representative):

(i) to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income-tax method;

(ii) to have in effect (and, to the extent within the control of the Managing Member, to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes to have in effect) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Company properties, for the taxable year of the Company that includes the Effective Date and each subsequent taxable year in which an Exchange pursuant to ARTICLE XI occurs; and

(iii) any other available election that the Managing Member reasonably deems appropriate; provided that, for so long as the Original Members collectively own at least 20% of the combined Class A Units and Class B Units, the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate (as compared to the Managing Member) and adverse effect on the Original Members, and not make such election without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

ARTICLE VII
COMPANY UNITS

7.01 Units.

(a) Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of four Classes:

(i) “Class A Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, the Managing Member holds the number of Class A Units set forth opposite the Managing Member’s name on Exhibit A hereto.

(ii) “Class B Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Member holds the number of Class B Units set forth opposite such Member’s name on Exhibit A hereto. Class B Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. Notwithstanding anything to the contrary contained herein, the Class B Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise expressly set forth herein or required by law. Certain Class B Units may be subject to vesting as set forth in this Agreement or any other written agreement related to such Class B Units, including the Existing Agreement. By entering into this Agreement, any holder of Class B Units issued pursuant to the Business Combination Agreement hereby approves, ratifies and confirms the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the Business Combination.

(iii) “Series A Preferred Units”. As of the date of this Agreement, each Member holds the number of Series A Preferred Units set forth opposite such Member’s name on Exhibit A hereto. The Series A Preferred Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in the applicable Certificate of Designations. Notwithstanding anything contained herein to the contrary, the Series A Preferred Units shall not be entitled to vote on any matters or receive any to any dividends or distributions, except as set forth in the applicable Certificate of Designations.

(iv) “Series A-1 Preferred Units”. As of the date of this Agreement, each Member holds the number of Series A-1 Preferred Units set forth opposite such Member’s name on Exhibit A hereto. The Series A-1 Preferred Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in the applicable Certificate of Designations. Notwithstanding anything contained herein to the contrary, the Series A Preferred Units shall not be entitled to vote on any matters or receive any to any dividends or distributions, except as set forth in the applicable Certificate of Designations.

(b) Subject to Section 7.04 and the terms of each Certificate of Designations, the Managing Member in its sole discretion may establish and cause the Company to issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more Classes, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including: (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv)  whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the percentage interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement, subject to the terms of each Certificate of Designations, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized: (A) to cause the Company to issue Units or other Company securities of any newly established Class or any existing Class to Members or other Persons who may acquire an interest in the Company; (B) to amend this Agreement (including by way of a certificate of designations which is appended and annexed to this Agreement (each a “Certificate of Designations”)) to reflect the creation of any such new Class, the issuance of Units or other Company securities of such Class, and the admission of any Person as a Member which has received Units or other Company securities; and (C) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement. In the event that the Managing Member validly establishes any Class of Units in accordance with this Agreement (including compliance with the terms of each Certificate of Designations) by way of a Certificate of Designations, then, in the event of any conflict between this Agreement and such Certificate of Designations with respect to the rights of such Class of Units, such Certificate of Designations shall control; provided that the terms of any Class of Units created pursuant to such Certificate of Designations or this Section 7.01 shall not conflict with the rights previously granted to any Class of Units previously authorized by way of a Certificate of Designations, except, in the case of any Class for which no Units are then outstanding, without the approval of a majority of the outstanding Units of such Class of Units. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not cause or permit the Company to issue, or authorize the issuance of, any Class B Units unless the Managing Member has a sufficient number of Class A Common Stock authorized, available and reserved for issuance upon an exchange of such newly issued Class B Units for Class A Common Stock pursuant to an Exchange pursuant to ARTICLE XI.

7.02 Register. The books and records of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.

7.03 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

7.04 Issuances, Repurchases and Redemptions, Recapitalizations.

(a) Issuances by the Managing Member.

(i) Subject to Section 7.04(a)(ii) and ARTICLE XI, if, at any time after the date of consummation of the Business Combination Agreement, the Managing Member sells or issues shares of Class A Common Stock, Class C Common Stock or any other Equity Interests of the Managing Member (other than Class B Common Stock or Class D Common Stock), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Units (if the Managing Member issues Class A Common Stock or Class C Common Stock), or an equal number of such other Equity Interests of the Company corresponding to the Equity Interests issued by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock or Class C Common Stock), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company, the net proceeds or other property received by the Managing Member, if any, for such Class A Common Stock, Class C Common Stock or other Equity Interest.

(ii) Notwithstanding anything to the contrary contained in Section 7.04(a)(i) or Section 7.04(a)(iii), this Section 7.04 shall not apply to (A) the issuance and distribution to holders of shares of Class A Common Stock or other Equity Interests of the Managing Member of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class B Units for shares of Class A Common Stock, such shares of Class A Common Stock will be issued together with a corresponding right under such plan) or (B) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Interest of the Managing Member is exercised or otherwise converted and, as a result, any shares of Class A Common Stock, Class C Common Stock or other Equity Interests of the Managing Member are issued (including as a result of the exercise of warrants of the Managing Member), (A) the corresponding Equity Interest outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (B) an equivalent number of Class A Units or equivalent Equity Interests of the Company shall be issued to the Managing Member as required by the first sentence of Section 7.04(a)(i), and (C) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Equity Interests. Except pursuant to ARTICLE XI, (i) the Company may not issue any additional Class A Units or Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock or Class C Common Stock of the Managing Member (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (ii) the Company may not issue any other Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Interests of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) Neither the Managing Member nor any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock or Class C Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Interests of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase or otherwise acquire (A) any Class A Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock or Class C Common Stock for the same price per security from holders thereof or (B) any other Equity Interests of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Interests of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary.

(d) Earnout Units.

(i) In the event that the Company is obligated to issue any Class B Units pursuant to Section 2.7 of the Business Combination Agreement, the Company shall promptly issue such Class B Units to the Earnout Participants in accordance with the terms of the Business Combination Agreement. Section 2.7 of the Business Combination Agreement is incorporated and treated as part of this Agreement.

(ii) Notwithstanding anything to the contrary, the Parties intend that, solely for U.S. federal (and applicable state and local) income tax purposes, (A) any such Class B Units to be issued to an Earnout Participant pursuant to Section 2.7 of the Business Combination Agreement shall be treated as having been issued in the form of an “Earnout Unit” (each, an “Earnout Unit”) at Closing, not received in connection with the performance of services, and shall be treated as having been converted into a Class B Unit at the time of such actual issuance of a Class B Unit pursuant to Section 2.7 of the Business Combination Agreement (any such deemed conversion, a “Conversion”), and (B) no such Earnout Participant shall be treated as having taxable income or gain as a result of such deemed issuance of such Earnout Units at Closing or as a result of the Conversion thereof (if any) (other than as a result of corrective allocations made pursuant to Section 5.05(i)). The Company shall prepare and file all tax returns consistent therewith unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. For the avoidance of doubt, subject to the definition of “Carrying Value”, Section 5.05(i) and this Section 7.04(d), an Earnout Unit shall not be treated as an outstanding “Unit” for purposes of this Agreement.

(e) Equity Subdivisions and Combinations.

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Company and the Managing Member.

(ii) Except as provided in Section 7.04(g), the Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Company and the Managing Member.

(f) General Authority. For the avoidance of doubt, but subject to Section 7.01, Section 7.02 and Section 7.03, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units and/or Class B Units as the Managing Member determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class C Common Stock, and (ii) the number of outstanding shares of Class B Common Stock and Class D Common Stock held by any Member other than the Managing Member and the number of Class B Units held by such Member disregarding, for purposes of maintaining the one-to-one ratio in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for shares of Class A Common Stock or Class C Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for shares of Class A Common Stock or Class C Common Stock (but in each case prior to such conversion, exercise or exchange).

(g) Notwithstanding anything to the contrary in this Agreement, if the Managing Member (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Managing Member to meet its U.S. federal, state and local and non-U.S. tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Managing Member may, in its sole discretion, (A) distribute such excess cash amount to its shareholders or (B) contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and in such case, the Managing Member may distribute to the holders of Class A Common Stock and Class C Common Stock an amount of shares of Class A Common Stock or Class C Common Stock (if the Company issues Units to the Managing Member) or such other Equity Security of the Managing Member (if the Company issues Equity Securities of the Company other than Units), corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company that were issued to the Managing Member.

ARTICLE VIII

TRANSFER RESTRICTIONS

8.01 Member Transfers.

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this ARTICLE VIII or in any Certificate of Designations, no Member or Assignee thereof may Transfer all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent (i) with respect to the Series A Preferred Units or the Series A-1 Preferred Units, shall not be unreasonably withheld, conditioned or delayed by the Managing Member and (ii) with respect to the Class A Units or the Class B Units, may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Managing Member may require and/or such consent being provided in the form of a plan or program entered into or approved by the Managing Member) as are determined by the Managing Member in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Units (other than preferred Units) shall be final and binding. Such determinations with respect of Units (other than preferred Units) need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Class B Units to a transferee in compliance with this Agreement, the Member shall surrender a number of shares of Class B Common Stock or Class D Common Stock to the Managing Member equal to the number of transferred Class B Units, such shares of Class B Common Stock or Class D Common Stock will be immediately cancelled, and the Managing Member shall issue the same number of shares of Class B Common Stock or Class D Common Stock (to the extent permitted by the Managing Member Charter) to such transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Section 8.01, without the consent of the Managing Member or any other Person, each Member that is a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, may Transfer all or any portion of its Class A Units or Class B Units, as applicable, in a Transfer that complies with Section 8.04, unless the Managing Member timely and reasonably objects in accordance with Section 8.04, so long as such transfer does not increase the number of Members of the Company.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.01, each Member may Transfer Units in an Exchange pursuant to, and in accordance with, ARTICLE XI; provided that in the case of any Member other than a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, that such Exchange shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of ARTICLE XI, the provisions of ARTICLE XI shall apply in lieu thereof to any Exchange to the extent of such conflict.

(d) Notwithstanding anything otherwise to the contrary in this Section 8.01, (i) a Member that is a natural person may Transfer all or any portion of his or her Units without consideration to any member of his or her Family Group, (ii) a Member that is an entity may Transfer all or any portion of its Units to any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member) and (iii) the Managing Member may implement other policies and procedures to permit the Transfer of Units by the other Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Managing Member, in the case of each of (i), (ii) and (iii), in a Transfer that complies with Section 8.04.

8.02 Mandatory Exchanges. The Managing Member may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred to the Managing Member in an Exchange pursuant to ARTICLE XI any and all Units, except for (a) Units held by any Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable and (b) preferred Units. Any such determinations by the Managing Member need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated.

8.03 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

8.04 Further Restrictions.

(a) Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Company or the Managing Member (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the Managing Member and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than in accordance with ARTICLE XI) be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) except pursuant to an Exchange pursuant to ARTICLE XI, such Transfer would require the registration of such transferred Unit or of any Class pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (A) all or any portion of the assets of the Company to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managing Member; or

(v) such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

All determinations with respect to this Section 8.04 shall be made by the Managing Member in its sole discretion; provided, however, that all such determinations with respect to a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, or a Member holding at least 5% of the aggregate number of Series A Preferred Units then owned by all Members shall, in each case, be made by the Managing Member exercising its reasonable discretion.

(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3); provided that, for such purpose, the Company and the Managing Member shall assume that each Original Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(d) Transfers of Units (other than (i) pursuant to an Exchange pursuant to ARTICLE XI or (ii) a Transfer of preferred Units) that are otherwise permitted by this ARTICLE VIII may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

(e) To the fullest extent permitted by law, any Transfer in violation of this ARTICLE VIII shall be deemed null and void ab initio and of no effect.

(f) Promptly following the occurrence of any Transfer, the Company shall cause Exhibit A hereto to be updated to reflect the occurrence of such Transfer.

8.05 Rights of Assignees. Subject to Section 8.04(b), the Transferee of any permitted Transfer pursuant to this ARTICLE VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.07.

8.06 Admissions, Resignations and Removals.

(a) No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned).

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 8.08 hereof. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in ARTICLE IX or the Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

8.07 Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case, in the Managing Member’s sole discretion; provided that with respect to an Assignee of preferred Units, the Managing Member shall not unreasonably withhold, condition or delay such consent;

(b) if required by the Managing Member, the Managing Member receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion, in the case of an Assignee of Units other than preferred Units, and as reasonably determined by the Managing Member, in the case of preferred Units);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the Managing Member, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).

8.08 Resignation and Removal of Members. Subject to Section 8.05, if a Member (other than the Managing Member) ceases to hold any Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

8.09 Withholding. In the event any transfer is permitted pursuant to this ARTICLE VIII, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

8.10 Allocations in Respect of Transferred Units. Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any taxable year there is any other change in any Member’s Units in the Company, the Company shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member in consultation with the Original Member Representative.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

9.01 No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this ARTICLE IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

9.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of all Members;

(d) at any time there are no Members, unless the Company is continued in accordance with the Act; or

(e) the determination of the Managing Member in its reasonable discretion; provided that in the event of a dissolution pursuant to this clause (e), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 9.03 below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

9.03 Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b) The balance, if any, to the Members in accordance with Section 4.02.

9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

9.05 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this ARTICLE IX, and the Certificate shall have been cancelled in the manner required by the Act.

9.06 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.

9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 10.01, 10.02, 12.09 and 12.10 shall survive the termination of the Company.

ARTICLE X

LIABILITY AND INDEMNIFICATION

10.01 Liability of Members.

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including, without limitation, the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that (i) no Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement and (ii) the Managing Member shall not, to the fullest extent permitted by law, have duties (including fiduciary duties) to any Member or to the Company; provided, however, that each Member and each Manager shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including, without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as the Managing Member desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

10.02 Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company or any Member for any act or omission in relation to the Company or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his, her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member, and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self- insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Company. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. (i) To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(i) In the event of any payment by the Company under this Section 10.02, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(ii) The Company shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

ARTICLE XI
EXCHANGE OF PAIRED INTERESTS

11.01 Exchange Procedure.

(a) From and after 180 days following the date of the consummation of the transactions described in the Managing Member’s Registration Statement on Form S-4 (File No. 333-262583), each holder of Class B Units (other than the Managing Member) (each, a “Holder”) shall be entitled, upon the terms and subject to the conditions of this ARTICLE XI, to surrender such Holder’s Paired Interests to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Managing Member, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided that, absent a waiver by the Managing Member, any such Exchange is for a minimum of the lesser of (i) 100,000 Class B Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Class B Units held by such Holder.

(b) Each Holder shall exercise its right to make an Exchange as set forth in Section 11.01(a) by delivering to the Company, with a copy to the Managing Member, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit B hereto (an “Exchange Notice”) in accordance with this Section 11.01(b). A Holder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon, among other things, (i) the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock or Class C Common Stock into which the Exchanged Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such shares of Class A Common Stock or Class C Common Stock would be exchanged or converted or become exchangeable for or convertible into, cash or other securities or property, (ii) the filing and substantially concurrent effectiveness of a resale registration statement if the applicable Holder possesses registration rights, and (iii) no Exchange Blackout Period being in effect on the Exchange Date. Notwithstanding anything to the contrary contained in this ARTICLE XI, if, in connection with an Exchange in accordance with this Section 11.01, a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock or Class C Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each Holder and the Managing Member agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Managing Member.

(c) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock) by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(d) The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to the Company, with a copy to the Managing Member, no later than one Business Day prior to the Exchange Date. Subject to the last two sentences of this Section 11.01(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the Exchange Date) decreases by more than 10% from the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the date of delivery of an Exchange Notice), the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election (a “Restricted Retraction Notice”) to the Company, with a copy to the Managing Member, no later than three Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 11.01(d) shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this ARTICLE XI arising from the retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future). An Exchanging Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Member within such 12- month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Member who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e) Notwithstanding anything to the contrary in this ARTICLE XI, if the Managing Member closes an underwritten distribution of the shares of Class A Common Stock and the Members (other than, or in addition to, the Managing Member) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Members of Exchange rights or otherwise) (a “Secondary Offering”), then the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Member shall be entitled to exercise its Exchange right or deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date). Notwithstanding anything to the contrary in this ARTICLE XI, (i) for so long as the Company does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three or fewer and (ii) the Company and the Managing Member on shall not be deemed to have failed to comply with their respective obligations under the Investor Rights Agreement (as defined in the Business Combination Agreement) if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (i).

11.02 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Managing Member shall contribute to the Company, for delivery to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company (provided that the Exchanging Member shall surrender the corresponding number of shares of Class B Common Stock or Class D Common Stock to the Managing Member and the Managing Member shall cancel such shares) free and clear of all liens and encumbrances, (iii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class C Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 11.02 and (v) the Company shall (A) cancel the redeemed Exchanged Units and (B) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units and the corresponding shares of Class B Common Stock or Class D Common Stock or any combination thereof (it being understood that the Managing Member shall cancel the surrendered shares of Class B Common Stock or Class D Common Stock), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock and Class C Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class C Common Stock, any Stock Exchange Payment, and any other action taken in connection with this Section 11.02.

11.03 Expenses and Restrictions.

(a) Except as expressly set forth in this ARTICLE XI, the Company, the Managing Member and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Member that requested the Exchange, then such Exchanging Member and/or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(b) Notwithstanding anything to the contrary herein, the Managing Member and the Company shall use commercially reasonable efforts to restrict issuances of Units in an amount sufficient for the Company to be eligible for the Private Placement Safe Harbor and, to the extent that the Managing Member or the Company determine that the Company does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Managing Member or the Company may impose such restrictions on Exchanges during such taxable year as the Managing Member or the Company may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member or the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holder shall not be entitled to effect an Exchange to the extent the Managing Member determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would otherwise not be permitted under this Agreement or any other agreements with the Managing Member or its subsidiaries to which such Holder may be party or any written policies of the Managing Member related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d) The Managing Member may adopt reasonable procedures for the implementation of the exchange provisions set forth in this ARTICLE XI, including, without limitation, procedures for the giving of notice of an election of exchange.

11.04 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of the shares of Class A Common Stock and the Class C Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock and Class C Common Stock that is not accompanied by an identical subdivision or combination of the Class A Units, in each case, except in connection with any such action pursuant to Section 11.02(b)(iv). If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares Class A Common Stock or the Class C Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such exchanging Holder would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Class B Unit.

11.05 Class A Common Stock and Class C Common Stock to be Issued.

(a) The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock and Class C Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock and Class C Common Stock (as applicable) as may be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange of the Exchanged Units by delivery of shares of Class A Common Stock or Class C Common Stock which are held in the treasury of the Managing Member or are held by the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock or Class C Common Stock (which may or may not be held in the treasury of the Managing Member or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. The Managing Member covenants that all shares of Class A Common Stock and Class C Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Managing Member and the Company shall at all times ensure that the consummation by each of the Managing Member and the Company of the transactions contemplated by this ARTICLE XI (including, without limitation, the issuance of shares of Class A Common Stock and Class C Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Managing Member and the Company, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock and Class C Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Board’s power and authority and to the extent permitted by law, shall not be subject to the restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated by this ARTICLE XI.

(c) The Managing Member and the Company agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares of Class A Common Stock that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this ARTICLE XI is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holder requesting such Exchange, the Managing Member and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Managing Member shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon any Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

11.06 Direct Exchange. Notwithstanding anything to the contrary in this ARTICLE XI, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Sections 11.02(b) and 11.02(c)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.06, the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided that any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to the applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Election Notice”) to the Company and the applicable Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 11.06, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Managing Member not delivered a Direct Exchange Election Notice.

11.07 Corporation Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to the shares of Class A Common Stock and Class C Common Stock (a “Corporation Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board or the Managing Member will undergo a Change of Control, the Holders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Managing Member, the Managing Member shall use its reasonable best efforts to expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit the Holders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock or Class C Common Stock without discrimination.

(b) The Managing Member shall send written notice to the Company and the Holders at least 30 days prior to the closing of the transactions contemplated by any Corporation Offer or the date of Change of Control notifying them of their rights pursuant to this Section 11.07 and setting forth (i) in the case of a Corporation Offer, (A) a copy of the written proposal or agreement pursuant to which such Corporation Offer will be effected, (B) the consideration payable in connection therewith, (C) the terms and conditions of transfer and payment and (D) the date and location of and procedures for selling Units or (ii) in the case of a Change of Control, (A) a description of the event constituting such Change of Control, (B) the date of such Change of Control and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Managing Member no less than seven days prior to the closing of the Corporation Offer or date of the Change of Control.

11.08 Specific Performance. The Company and the Members (including the Managing Member) agree that irreparable damage would occur in the event that any of the provisions of this ARTICLE XI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.09 Tax Treatment. As required by the Code and the Treasury Regulations promulgated thereunder, the Managing Member, the Company and the applicable Exchange Member shall report any Exchange relating to such Exchange Member consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of shares of Class B Common Stock or Class D Common Stock) to the Managing Member in exchange for (a) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and, if applicable, (b) corresponding payments under the Tax Receivable Agreement, and no such party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations promulgated thereunder and the Managing Member consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). Further, in connection with any Exchange consummated hereunder, the Company and/or the Managing Member shall use commercially reasonable efforts to provide the exchanging Holder with all reasonably necessary information to enable the exchanging Holder to file its income tax returns for the taxable year that includes such Exchange, including information with respect to Section 751 of the Code assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) of the Code basis adjustments (in each case, including estimates) as soon as reasonably practicable and in all events the Company and/or the Managing Member shall provide such information within 90 days following the close of such taxable year. Within 30 days following the Exchange Date, the Managing Member shall deliver a Section 743 of the Code notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

11.10 Withholding. The Managing Member and the Company shall be entitled to deduct and withhold from any payments made to an Exchanging Member pursuant to any Exchange consummated under this ARTICLE XI all Taxes that each of the Managing Member and the Company is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (a) such Exchanging Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)- 2(c)(2)(ii)(B) or (b) the Company shall deliver a certificate reasonably acceptable to the Managing Member and substantially in the form described in Treasury Regulations Section 1.1446(f)- 2(c)(2)(ii)(C), in each case, setting forth the liabilities of the Company allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and the Treasury Regulations promulgated thereunder. The Managing Member or the Company, as applicable, may at their sole discretion reduce the number of shares of Class A Common Stock or Class C Common Stock issued to a Holder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Holder.

11.11 Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder under this ARTICLE XI are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this ARTICLE XI. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained in this ARTICLE XI, and no action taken by any Holder pursuant to this ARTICLE XI, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this ARTICLE XI. The Managing Member acknowledges that the Holders are not acting in concert or as a group under this ARTICLE XI, and the Managing Member agrees that it shall not assert any such claim with respect to such obligations or the transactions contemplated by this ARTICLE XI.

ARTICLE XII
MISCELLANEOUS

12.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)	If to the Company, to:

Opal Fuels LLC

One North Lexington Avenue (14th Floor)

White Plains, New York 10601

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Opal Fuels LLC

One North Lexington Avenue (14th Floor)

White Plains, New York 10601

Attn: Chief Financial Officer

(b)	If to any Member, to such Member

at the address of such Member as set forth on Exhibit A hereto

12.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

12.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

12.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he, she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

12.06 Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.06.

12.07 Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement. In the event of any conflict between this Agreement and any Certificate of Designations, unless otherwise expressly set forth in such Certificate of Designations, the Certificate of Designations shall control.

12.08 Entire Agreement; Construction. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including, without limitation, the Existing Agreement).

12.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

12.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.02. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement: (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.10; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have: (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum; and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER ANCILLARY DOCUMENTS (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT) IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

12.11 Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Members and the Company in connection with the preparation, negotiation, and operation of this Agreement.

12.12 Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other Member or other Person so long as such amendment is executed and delivered to the Company by the Original Member Representative; provided that in the event that (i) the Series A Preferred Units are converted into Class B Units pursuant to the terms of the applicable Certificate of Designations and (ii) the holders of such converted Series A Preferred Units hold a majority of the outstanding Class A Units and Class B Units combined (such holders, the “Converted Series A Holders”), then (A) the execution and delivery to the Company of any amendment, supplement, waiver or modification by the Converted Series A Holders shall be required (except as otherwise expressly set forth in this Agreement) and (B) the execution and the execution and delivery by the Original Member Representative shall only be required with respect to any amendment, supplement, waiver or modification which amends, supplements, waives or modifies the rights and privileges of the Original Member Representative as set forth in Sections 5.06, 5.08, 6.01(e), 8.10 and this 12.12; provided, further, that, (x) the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class of equity interest in the Company pursuant to Section 7.01(b); (2) the admission, substitution, or withdrawal of Members in accordance with this Agreement, pursuant to Section 8.07; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company and (y) ARTICLE XI of this Agreement may be amended or modified, in whole or in part, only with the written consent of the Managing Member and the Members holding at least a majority of the then outstanding Class B Units which are not subject to vesting and forfeiture. Notwithstanding the foregoing, no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may materially and adversely affect the rights of a Class without the consent of a majority in interest of such Class. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment. Notwithstanding the foregoing and any other provision of this Agreement, this Agreement (including the Annexes hereto) may not be amended, supplemented, waived or modified, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company and its Subsidiaries, in a manner that requires the approval of the holders of any Class created pursuant to a Certificate of Designations unless such approval is first obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) Notwithstanding the requirements of Section 12.12(a), the Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a Company interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Company interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulations Sections 1.704-1(b)(4)(xii)(b), 1.704-1(b)(4)(xii)(c) and 1.704- 1(b)(2)(iv)(b)(1) and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding- up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

12.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.10 and shall be entitled to enforce its rights thereunder.

12.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.15 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Company as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

12.16 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 12.12, the Managing Member in its sole discretion may, or may cause the Company to, without the approval of any Member or other Person, enter into separate subscription, letter or other agreements with individual Members that have become or will become Members after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement (so long as such subscription, letter or other agreements do not conflict with the express terms of any applicable Certificate of Desginations). The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member in its sole discretion, may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement and any other separate agreement described in this Section 12.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

12.17 Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made without the consent of each of the Members.

12.18 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MEMBER:

OPAL HOLDCO LLC

By: Fortistar Renewables LLC, its Manager

By:	/s/ Scott Contino
Name:	Scott Contino
Title:	Chief Financial Officer

[Signature page to Second Amended and Restated Limited Liability Company Agreement of Opal Fuels LLC]

HILLMAN RNG INVESTMENTS, LLC

By: Hillman Power Company L.L.C., its Managing Member

By:	/s/ Scott Contino
Name:	Scott Contino
Title:	Chief Financial Officer

[Signature page to Second Amended and Restated Limited Liability Company Agreement of Opal Fuels LLC]

OPAL FUELS INC.

By:	/s/ John F. Erhard
Name:	John F. Erhard
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Limited Liability Company Agreement of Opal Fuels LLC

EXHIBIT A

Schedule of Members

Member Name and Address	Series A Preferred Units	Series A-1 Preferred Units	Class A Units	Class B Units
OPAL Fuels Inc. One North Lexington Avenue, Suite 1450 White Plains, NY 10601	0	0	25,171,390	0
OPAL HoldCo LLC One North Lexington Avenue, Suite 1450 White Plains, NY 10601	0	0	0	142,377,450
Hillman RNG Investments, LLC One North Lexington Avenue, Suite 1450 White Plains, NY 10601	0	300,000	0	2,021,587
Mendocino Capital, LLC 700 Universe Boulevard Juno Beach, Florida 33408	1,000,000	0	0	0
Total	1,000,000	300,000	25,171,390	144,399,037

EXHIBIT B

Form of Exchange Notice

[See attached]

Form of Exchange Notice

[Date]

Opal Fuels LLC

[_____ ]

Attention: General Counsel

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement of Opal Fuels LLC, dated as of July 21, 2022 (as amended from time to time in accordance with its terms, the “LLC Agreement”) of Opal Fuels LLC, a Delaware limited liability company (the “Company”), by and among Opal Fuels Inc., a Delaware corporation (“PubCo”), and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (such Persons, together with PubCo, the “Holders”).

Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned Holder hereby transfers and surrenders to the Company the number of Units set forth below held by such Holder in Exchange for the issuance to the undersigned Holder of that number of shares of Class A Common Stock equal to the number of Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo within three (3) Business Days of this notice, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

Legal Name of Holder: ___________________________________

Address: _________________________________________________________

Number of Units to be Exchanged:____________________________________

Cash Exchange Payment instructions:_____________________________________________

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of Continental Stock Transfer and Trust Company (“CST”), please indicate the account of the CST participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Holder, please indicate the following:

Legal Name for Certificate Delivery: ________________________________________

Address for Certificate Delivery: __________________________________________

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

CERTIFICATE OF DESIGNATIONS
OF

SERIES A PREFERRED UNITS
OF

OPAL FUELS LLC

This Certificate of Designations of Opal Fuels LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), sets forth the relative rights, powers, privileges, limitations and restrictions of a series of preferred units designated “Series A Preferred Units,” as established by the Board of Managers of the Company (the “Board of Managers”) in accordance with the provisions of the Amended and Restated Operating Agreement of the Company, dated as of November 29, 2021 as may be amended from time to time (the “Operating Agreement”), as follows:

Section 1. Designation.

There is hereby authorized and created a series of preferred units of the Company, the designation of which shall be “Series A Preferred Units” (the “Series A Preferred Units”), and which Series A Preferred Units shall constitute “Units” as defined in the Operating Agreement. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit.

Section 2. Number of Units.

The number of authorized Series A Preferred Units shall be 2,000,000. That number from time to time may be increased or decreased (but not below the number of Series A Preferred Units then outstanding) by further resolution duly adopted by the Board of Managers (or any duly authorized committee thereof) and by updating this Certificate of Designations stating that such increase or decrease, as the case may be, has been so authorized; provided, however, that any decrease shall require the advanced written consent of the Requisite Holders. The Company may issue fractional Series A Preferred Units.

Section 3. Definitions.

As used herein with respect to Series A Preferred Units:

“Affiliate” has the meaning set forth in the Operating Agreement.

“Approved Preferred Units” means any Preferred Units the issuance of which is approved by Mendocino or the Requisite Holders, as applicable, pursuant to Section 7(b) or Section 7(c) below.

“Base Amount” means, as determined as of any date with respect to any Series A Preferred Unit, the sum of (i) the Original Issue Price and (ii) the amount of any accrued and unpaid cash dividends thereon that have been compounded as of such date pursuant to Section 4(a) (which clause (ii), for the avoidance of doubt, shall not include the amount of any cash dividends that were satisfied pursuant to Section 4(a) via the issuance of additional Series A Preferred Units in lieu of payment thereof).

“Business Combination” means a business combination (in whatever form) of the Company with a publicly-traded special purpose acquisition company (a “SPAC”) that constitutes the SPAC’s “initial business combination” as described in the prospectus for the SPAC’s initial public offering and results in the Common Units becoming publicly traded on the NYSE or NASDAQ or becoming exchangeable at the request of a holder thereof for shares of a SPAC which are publicly traded on the NYSE or NASDAQ or an equivalent value in cash pursuant to Exchange Rights. As used herein, the term “Business Combination” also includes any associated financing arrangements entered into by the Company or the SPAC (or any successor thereto or resulting entity) in conjunction with the Business Combination for the issuance of equity securities, including any associated private investment in public equity of the SPAC (or any successor thereto or resulting entity).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series A Preferred Units: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any “person” (as defined above), other than Opal Holdco LLC or its Affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of (a) the Company’s voting Units, measured by voting power rather than number of Units, or (b) the voting capital stock of a Reporting Company Affiliate that results from a Business Combination or IPO, or (iii) following a Business Combination or IPO, the resulting Reporting Company Affiliate deregistering its common stock under Section 12(b) of the Exchange Act or ceasing to be required to file current and periodic reports under Section 13 or 15(d) of the Exchange Act; provided, that for the avoidance of doubt, a Change of Control does not include a Business Combination or an IPO.

“Common Units” means the Company’s “Common Units” as defined in the Operating Agreement, as such units may be exchanged, reclassified, subdivided, combined or otherwise adjusted from time to time (other than pursuant to the exercise of any Exchange Rights following an IPO or Business Combination); provided, that if pursuant to an IPO or Business Combination, holders of Common Units are issued common voting shares of the Reporting Company Affiliate (other than pursuant to the exercise of Exchange Rights) paired to their holdings of Common Units (“Paired Voting Shares”), then any Common Units issued upon conversion of any Delayed Redemption Units shall be coupled with an equal number of Paired Voting Shares issued to the Delayed Redemption Holder by the Reporting Company Affiliate; provided further, however, that any such Paired Voting Shares shall entitle the holder thereof to only a single vote per Paired Voting Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote, notwithstanding that other holders of Common Units may receive pursuant to the IPO or Business Combination Paired Voting Shares entitling the holder thereof to more than one vote (but not more than five votes) per Paired Voting Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote; provided further, that no holders of Units, other than holders of Common Units as of the Original Subscription Date and Hillman RNG (and their respective Affiliates), shall be permitted to receive pursuant to the IPO or Business Combination Paired Voting Shares entitling the holder thereof to more than one vote per Paired Voting Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote.

“Common Unit Price” means, as of the applicable Conversion Time:

(i) If the Common Units are directly traded on a National Securities Exchange, the VWAP of the Common Units over the twenty (20) trading day period ending on the last trading day immediately preceding the Conversion Date;

(ii) If the Common Units are not directly traded on a National Securities Exchange, but are exchangeable or convertible into Pubco Common Shares pursuant to Exchange Rights, the VWAP of the Pubco Common Shares over the twenty (20) trading day period ending on the last trading day immediately preceding the Conversion Date (as adjusted to account for the exchange or conversion ratio between the Common Units and the Pubco Common Shares pursuant to the Exchange Rights); and

(iii) In all other cases, the amount (the “Common Unit FMV”) that a holder of one Common Unit would receive if each of the assets of the Company were to be sold for its fair market value at the applicable Conversion Time, the Company were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Company’s Members in accordance with the terms of the Operating Agreement. The Common Unit FMV shall be determined by the Board of Managers, acting in good faith and using the Valuation Methodology. The Board of Manager’s determination shall be provided by the Company in writing to the Delayed Redemption Holder (a “Board Determination Notice”) exercising its conversion right pursuant to Section 6(d) no later than ten (10) Business Days after receipt of a Conversion Election Notice from such Delayed Redemption Holder in respect of such conversion election, and which determination shall be final and binding on the Company and the Delayed Redemption Holder unless such Delayed Redemption Holder notifies the Company in writing (an “Objection Notice”) no later than five (5) Business Days after receipt of the Board Determination Notice that the Delayed Redemption Holder objects to the Board of Manager’s determination of the Common Unit FMV (an “Objecting Holder”), in which case:

(1) The Company and the Objecting Holder shall each promptly retain (at their own respective cost and expense) no later than ten (10) Business Days after delivery of the Objection Notice, a nationally or regionally recognized independent third party valuation firm of their respective choosing (A) with expertise in valuing companies similar to the Company, and (B) acting as an expert and not an arbitrator (each, a “Qualified Valuation Firm”) to determine the Common Unit FMV (which determination shall be a single price, and not a range) as derived from a valuation of the Company using the Valuation Methodology (each, a “Valuation”);

(2) The Company and the Objecting Holder shall (A) each promptly provide such information to the two Qualified Valuation Firms (at the same time) as is reasonably requested by either Qualified Valuation Firm and (B) instruct the two Qualified Valuation Firms to each render their Valuation and their associated determination of the Common Unit FMV within thirty (30) days of having been retained by the Company or the Objecting Holder, as applicable;

(3) If the higher of the Common Unit FMVs determined by the two Qualified Valuation Firms is less than fifteen percent (15%) greater than the lower of the Common Unit FMVs determined by the two Qualified Valuation Firms, then, unless the Objecting Holder has made a Conversion Withdrawal as described below, the Common Unit FMV shall equal the average of the two Common Unit FMVs, and shall be final and binding on the Company and the Objecting Holder;

(4) If the higher of the Common Unit FMVs determined by the two Qualified Valuation Firms is more than fifteen percent (15%) greater than the lower of the Common Unit FMVs determined by the two Qualified Valuation Firms, then, unless the Objecting Holder has made a Conversion Withdrawal as described below, the two Qualified Valuation Firms shall then select a third Qualified Valuation Firm to determine the Common Unit FMV based on a Valuation using the Valuation Methodology conducted by the third Qualified Valuation Firm (such third Qualified Valuation Firm shall be jointly retained by the Company and the Objecting Holder and the cost and expense of such third Valuation Firm shall be shared equally between the Company and the Objecting Holder), with the third Qualified Valuation Firm provided such information by the Company, the Objecting Holder and the two Qualified Valuation Firms as is reasonably requested by the third Qualified Valuation Firm and instructed to render its Valuation and associated determination of the Common Unit FMV within thirty (30) days of having been retained by the Company and the Objecting Holder, in which case the determination of the third Qualified Valuation Firm of the Common Unit FMV (provided that such determination shall in no event be greater than the higher Common Unit FMV previously determined by the original two Qualified Valuation Firms or less than the lower Common Unit FMV previously determined by such original two Qualified Valuation Firms) shall be final and binding on the Company and the Objecting Holder;

(5) The determination made pursuant to clause (3) or (4), as applicable, shall be final and binding five (5) Business Days after notice of such determination is provided to the Company and the Objecting Holder; provided, however, that the Objecting Holder may withdraw its Conversion Election Notice at any time within five (5) Business Days of receipt of the Common Unit FMVs determined by the two Qualified Valuation Firms pursuant to clauses (1)-(3) (a “Conversion Withdrawal”), in which case the conversion contemplated by Section 6(d)(i) shall not occur (without prejudice to the Objecting Holder’s right to submit additional Conversion Election Notices in the future pursuant to Section 6(d)(i)), and the Objecting Holder shall be required to pay one hundred percent (100%) of Qualified Valuation Firm fees contemplated by clauses (1)- (3).

“Consolidated” refers, with respect to the Company, to the consolidation of accounts of the Company and its Subsidiaries (except to the extent otherwise expressly provided herein) in accordance with GAAP.

“Consolidated Subsidiaries” means the Subsidiaries of the Company that are Consolidated with the Company.

“Contract” means any written agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Conversion Date” means the date on which the Conversion Time occurs.

“Conversion Price” means as of the applicable Conversion Time, (a) in the event that any Series A-1 Preferred Units have been redeemed in violation of this Certificate of Designations prior to the Conversion Time: 70% of the Common Unit Price as of the Conversion Time, and (b) in the event that no Series A-1 Preferred Units have been redeemed in violation of this Certificate of Designations prior to the Conversion Time: (i) if the Conversion Time occurs during the period commencing on the associated Delayed Redemption Date and before the first (1st) anniversary thereof, 80% of the Common Unit Price as of the Conversion Time, (ii) if the Conversion Time occurs during the period commencing on first (1st) anniversary the Delayed Redemption Date and before the second (2nd) anniversary of the Delayed Redemption Date, 75% of the Common Unit Price as of the Conversion Time, and (iii) if the Conversion Time occurs at any time on or after the second (2nd) anniversary of the Delayed Redemption Date, 70% of the Common Unit Price as of the Conversion Time.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, beginning, in respect of a Series A Preferred Unit, with the first such date to occur following the date such Series A Preferred Unit is issued.

“Dividend Period” means, with respect to a Series A Preferred Unit, the period from, and including, the date of issuance of the Series A Preferred Unit or any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“EA Sales Agreement” means the Environmental Attributes Purchase and Sale Agreement, by and between the Company and NextEra Energy Marketing, LLC, dated November 29, 2021.

“EBITDA” means, with respect to any period for the Company (a “Measurement Period”), the Consolidated net income of the Company for such Measurement Period,

plus (i) without duplication and to the extent deducted in the calculation of Consolidated net income for such period, the sum of:

(a) taxes imposed on or measured by income and franchise taxes paid or accrued;

(b) Interest Expense;

(c) depreciation and amortization;

 (d) any non-cash losses or charges on any Hedge Agreement resulting from the requirements of FASB ASC 815 for that period;

(e) both (i) losses from sales or other dispositions of assets (other than sales in the ordinary course of business) and (ii) other non-cash extraordinary or non-recurring losses;

(f) all non-cash charges or expenses arising from grants of stock appreciation rights, stock options, profit or incentive units, restricted stock or other equity grants or awards;

(g) other non-cash charges for such period ((i) including non-cash accretion of asset retirement obligations in accordance with FASB ASC 410, Accounting for Asset Retirement and Environmental Obligations, unrealized losses on Hedge Agreements, accretion expense, deferred royalty expense and impairment expense, but (ii) excluding accruals for cash expenses in the ordinary course of business);

(h) all Transaction Expenses to the extent paid in cash and not capitalized, in an aggregate amount not to exceed $2,500,000;

(i) the aggregate amount of cash paid in settlement of the deferred royalty liability claim of GFL Environmental Inc. during the fiscal quarter ending December 31, 2021, in an aggregate amount not to exceed

$3,500,000; and

(j) any net equity losses of the Company and its Consolidated Subsidiaries attributable to equity interests held by the Company and its Consolidated Subsidiaries in Persons that are not Consolidated Subsidiaries;

plus (ii) without duplication and to the extent not otherwise included in Consolidated net income for such period, the amount of cash distributions actually received during such period by the Company and its Consolidated Subsidiaries in respect of equity interests held in entities that are not Consolidated Subsidiaries;

minus (iii) without duplication and to the extent included in the calculation of Consolidated net income for such period, the sum of:

(a) any non-cash gains on any Hedge Agreements resulting from the requirements of FASB ASC 815 for that period;

(b) extraordinary or non-recurring non-cash gains;

(c) gains from sales or other dispositions of assets (other than sales in the ordinary course of business);

(d) other non-cash gains increasing Consolidated net income for such period (excluding accruals for cash revenues in the ordinary course of business);

(e) cash payments made (or incurred) on account of any non-cash charges added back to EBITDA pursuant to clause (i)(d), clause (i)(e), clause (i)(f) or clause (i)(g) in a previous Measurement Period (including cash payments on account of previously deferred royalty expenses); and

(f) any net equity earnings of the Company and its Consolidated Subsidiaries attributable to equity interests held by the Company and its Consolidated Subsidiaries in Persons that are not Consolidated Subsidiaries; and

minus (iv) to the extent otherwise included in Consolidated net income, the net income of any Consolidated Subsidiary that is not wholly-owned by the Company or a wholly-owned Consolidated Subsidiary of the Company, except to the extent of cash distributions actually received during such period by the Company and/or a wholly-owned Consolidated Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rights” means the exchange rights to be provided in favor of holders of Common Units provided to such holders in connection with a Business Combination or IPO that provide for the exchange of Common Units (either separately or in combination with other securities) into the publicly-traded common stock of the resulting Reporting Company Affiliate (the “Pubco Common Shares”), or an equivalent value in cash.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Obligation” means, without duplication, any obligation, contingent or otherwise, of the Company or any of its Subsidiaries, guaranteeing or entered into for the purpose of guaranteeing any indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of the Company or any of its Subsidiaries, direct or indirect, which, in economic effect, is substantially equivalent to a guarantee of indebtedness of any other Person; provided that (i) the term “Guaranty Obligation” shall not include endorsements for collection or deposit of instruments in the ordinary course of business, and

(ii) as used in this definition, the “indebtedness” of a Person shall include only such obligations of such Person of the types referred to in the clauses (i) through (iv) of the definition of Total Indebtedness and Equity Obligation Amount (disregarding, in each case, the phrase “of the Company or its Subsidiaries”).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hillman Exchange Agreement” means that certain Exchange Agreement, dated November 29, 2021 as between the Company and Hillman RNG.

“Hillman Transaction” means the contribution, exchange or other transfer by Hillman RNG Investments, LLC (“Hillman RNG”) to the Company (or a wholly-owned Subsidiary of the Company) of Hillman RNG’s interests in Pine Bend Holdco LLC, Noble Road Holdco LLC, Sunoma Holdco LLC, and CV RNG Holdings LLC (or a merger of Hillman RNG with the Company or a wholly-owned Subsidiary of the Company) such that following such transactions, 100% of the outstanding equity interests of Pine Bend Holdco LLC, Noble Road Holdco LLC, Sunoma Holdco LLC, and CV RNG Holdings LLC shall be owned by the Company (including indirectly through one or more wholly-owned Subsidiaries of the Company).

“Incentive Units” means any units issued by the Company intended to constitute an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred or issued in connection with the performance of services, as set forth in Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures.

“IPO” means the first underwritten public offering under the Securities Act of the Common Units or common stock of a Reporting Company Affiliate for which the Common Units are exchangeable pursuant to Exchange Rights (including via a newly-formed parent or sister corporation or other transaction structure, including structures commonly referred to as “up-C” or “double dummy” structures) and following which the Common Units are publicly traded on the NYSE or NASDAQ.

“Interest Expense” means with respect to any period for the Company and its Subsidiaries, the aggregate amount of interest payable by such Persons during such period (determined in accordance with GAAP) in respect of those items described in clauses (i)-(viii) of the definition of Total Indebtedness and Equity Obligation Amount (including interest imputed under Capital Leases (defined below), but excluding interest paid in kind, and all net payment obligations pursuant to Hedge Agreements), whether or not actually paid.

“Junior Units” means the Common Units, any Incentive Units and any other class or series of units of the Company now existing or hereafter authorized over which the Series A Preferred Units have preference or priority as to the payment of dividends and as to the distribution of assets upon any Liquidation.

“Member” or “Members” has the meaning set forth in the Operating Agreement.

“Mendocino” means Mendocino Capital, LLC, or an Affiliate thereof.

“NASDAQ” means any of The Nasdaq Global Select Market, The Nasdaq Global Market and The Nasdaq Capital Market.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“NYSE” means any of the New York Stock Exchange or the NYSE American.

“Original Issue Price” means $100.00 per Series A Preferred Unit, subject to appropriate adjustment in the event of any exchange, reclassification, subdivision, combination or other adjustment to the Series A Preferred Units.

“Original Subscription Date” means the date that the Company and Mendocino enter into a subscription agreement with respect to the purchase by Mendocino of Series A Preferred Units in an amount up to $100 million.

“Pari Passu Units” means any class or series of units of the Company now existing or hereafter authorized which ranks on par with the Series A Preferred Units as to the payment of dividends or as to the distribution of assets upon any Liquidation, including, if and when authorized and issued as contemplated by the Hillman Exchange Agreement, the Series A-1 Preferred Units.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pre-Approved Preferred Units” mean Preferred Units meeting all of the following criteria: (a) such Preferred Units are not Senior Units, (b) upon issuance of such Preferred Units, the Preferred Obligation Amount shall not exceed $100 million, and (c) if such Preferred Units permit the holder thereof to require the Company to redeem or repurchase such Preferred Units, such mandatory redemption or repurchase may only be exercised by the holder of such Preferred Units following thirty (30) days after the 4-Year Anniversary Date (other than in connection with a Change of Control).

“Preferred Obligation Amount” means, as of any applicable determination date hereunder, an amount equal to the aggregate amount payable to the holders of outstanding Preferred Units upon a Liquidation from the associated Liquidation Proceeds; provided, however, that the Preferred Obligation Amount shall not include any obligations associated with the Series A Preferred Units (including any amounts payable in respect thereof upon a Liquidation).

“Preferred Units” means any class or series of Units now existing or hereafter authorized which has preference or priority over the Common Units as to the payment of dividends or as to the distribution of assets upon any Liquidation.

“Reporting Company Affiliate” means, following an IPO or Business Combination, a Company Affiliate that pursuant to an IPO or Business Combination becomes the parent reporting company of the Company obligated to file current and periodic reports under Section 13 or 15(d) of the Exchange Act.

“Requisite Holders” means (i) Mendocino, if Mendocino is the only Holder or (ii) the holders of a majority of the then outstanding Series A Preferred Units, if there is more than one Holder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Units” means any class or series of units of the Company now existing or hereafter authorized which has preference or priority over the Series A Preferred Units as to the payment of dividends or as to the distribution of assets upon any Liquidation.

“Series A-1 Preferred Units” means the “Series A-1 Preferred Units” contemplated to be designated and issued by the Company pursuant to the terms of the Hillman Exchange Agreement.

“Subsidiary” means, with respect to the Company, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity (other than a corporation), at least 50% of the partnership, joint venture or other similar ownership interest thereof (whether voting or economic) is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company and its Subsidiaries shall be deemed to have at least 50% ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if the Company or one or more Subsidiaries of the Company or a combination thereof shall be allocated at least 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Subscription Agreement” means the Subscription Agreement, dated November 29, 2021 between the Company and Mendocino providing for the subscription by Mendocino from the Company of Series A Preferred Units.

“Total Indebtedness and Equity Obligation Amount” means, with respect to the Company and its Subsidiaries as of any applicable determination date hereunder, an amount equal to the sum of, without duplication (and, in each case, irrespective of whether GAAP require such obligations be reported as indebtedness of the Company or its Subsidiaries on the Company’s or its Subsidiaries’ financial statements or whether the Company or its Subsidiaries actually so report such obligations): (i) all obligations of the Company or its Subsidiaries for borrowed money or in respect of loans or advances, (ii) all obligations of the Company or its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations of the Company or its Subsidiaries under leases, where the obligations of the lessee in respect of such lease are required in accordance with GAAP to be capitalized on a balance sheet of the lessee (“Capital Leases”), (iv) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Company and its Subsidiaries, (v) all obligations of any Person of the types referred to in the foregoing clauses (i) through (iv) (disregarding, in each case, the phrase “of the Company or its Subsidiaries”) secured by any lien on any property owned by the Company or its Subsidiaries (even if neither the Company nor any of its Subsidiaries has assumed or otherwise become liable for the payment thereof); (vi) all Guaranty Obligations of the Company or any of its Subsidiaries, and (vii) with respect to any outstanding Senior Units and Pari Passu Units, the aggregate amount payable to the holders of such Senior Units or Pari Passu Units upon a Liquidation from the associated Liquidation Proceeds in preference to or on parity with the Series A Preferred Units; provided, however, that, for the avoidance of doubt, the Total Indebtedness and Equity Obligation Amount shall not include (A) any obligations associated with the Series A Preferred Units (including any amounts payable in respect thereof upon a Liquidation) or (B) any trade payables incurred in the ordinary course of business and payable in accordance with customary practices; and provided, further, that with respect to any Subsidiary that is not a Consolidated Subsidiary (a “Non-Consolidated Subsidiary”), (I) if such Subsidiary is a partnership and the Company or any Consolidated Subsidiary is a general partner, the Total Indebtedness and Equity Obligation Amount shall include the full amount of all obligations described in clause (i)-(vi) above, unless such obligations of such partnership are without recourse to such general partner, or (II) otherwise, the Total Indebtedness and Equity Obligation Amount shall only include a pro rata portion of the amounts otherwise includable in the definition of “Total Indebtedness and Equity Obligation Amount” pursuant to clauses (i)-(viii) above in respect of such Non-Consolidated Subsidiary (the “Non-Consolidated Subsidiary Indebtedness Amount”), calculated by multiplying (x) the percentage of the voting stock or other voting interests of the Non-Consolidated Subsidiary owned by the Company and/or its Consolidated Subsidiaries and (y) the Non-Consolidated Subsidiary Indebtedness Amount of such Non-Consolidated Subsidiary. For purposes of the foregoing definition, any obligation of the type described in clauses (i) through (vi) of the foregoing definition (disregarding, in each case, the phrase “of the Company or its Subsidiaries”) of a partnership in which the Company or any Subsidiary of the Company is a general partner shall be deemed to be an obligation of the Company or such Subsidiary (as applicable), unless such partnership obligation is without recourse to such general partner.

“Transaction Agreements” means any agreement, instrument, certificate, schedule, exhibit or other document relating to any one or more of the Transactions.

“Transactions” means (a) the transactions contemplated by the Subscription Agreement, this Certificate of Designations, the Operating Agreement and the EA Sales Agreement, (b) a Business Combination (or financing arrangements entered into by the Company or its Subsidiaries or the SPAC (or any successor thereto or resulting entity) in conjunction with a Business Combination for the issuance of equity securities, including any associated private investment in public equity of the SPAC (or any successor thereto or resulting entity)),

(c) an IPO, (d) any other equity or debt financing (including with any Lender) entered into by the Company or its Subsidiaries, and (e) the Hillman Transaction.

“Transaction Expenses” means the aggregate amount, without duplication, of all fees and expenses (including commissions) incurred by or on behalf of the Company or its Subsidiaries during calendar year 2021 in connection with the negotiation, preparation or execution of the Transaction Agreements or the consummation of the Transactions, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers.

“Units” means the Company’s “Units” as defined in the Operating Agreement.

“Valuation Methodology” means a commercially reasonable estimate of the amount that would be realized by the Company if each asset of the Company (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Company owns a direct or indirect interest), treating the Company as a going concern, were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Company’s minority interest in any property or any illiquidity of the Company’s interest in any property), which estimate, to the extent relying on any commodity, renewable energy attribute or other forecasts, shall be based on the Person making the estimate’s own or other independent third party forecasts.

“VWAP” means, with respect to a specified time period, the volume weighted average price of the Common Units or Pubco Common Shares, as applicable, over such time period (as adjusted to reflect any dividends or distributions (including stock splits) for which the record date thereof occurs during such period).

Section 4. Dividends, Priority and Restrictions.

(a) Rate and Payment. From and after the date of issuance of a Series A Preferred Unit, the record holder thereof (the “Holder”) shall be entitled to receive cash dividends, which shall be cumulative and shall accrue on the Base Amount of each Series A Preferred Unit at the rate of eight percent (8%) per annum (accruing daily and compounding monthly until paid in full from the date of issuance of such Series A Preferred Unit, whether or not declared, and subject to such rate increases as may be provided for herein) on the Base Amount (the “Series A Mandatory Cumulative Dividends”), to the fullest extent permitted by applicable law; provided, however, that in lieu of paying such Series A Mandatory Cumulative Dividends in cash on any one or more of the first eight (8) Dividend Payment Dates following the first date that any Series A Preferred Units are issued by the Company, the Company shall have the option, at its sole and exclusive election, to pay all Series A Mandatory Cumulative Dividends (including Series A Mandatory Cumulative Dividends accruing on Series A Preferred Units issued after such first date) that are accrued as of any such Dividend Payment Date on all outstanding Series A Preferred Units by issuing a number of additional Series A Preferred Units (or fraction thereof) to the Holders having a value equal to the Series A Mandatory Cumulative Dividend payable to the Holders on such Dividend Payment Date (with each additional Series A Preferred Unit so issued valued at the Original Issue Price, and with any fractional Series A Preferred Unit so issued being proportionately valued). Any Series A Preferred Units issued in payment of Series A Mandatory Cumulative Dividends payable on any Dividend Payment Date shall be deemed to be issued as of such Dividend Payment Date and cumulative dividends shall accrue thereon from and after such date. To the extent not paid in cash (including as a result of such dividend payment not being permitted by applicable law) or by issuance of additional Series A Preferred Units, the Series A Mandatory Cumulative Dividends on the Series A Preferred Unit shall continue to accrue and compound whether or not declared. The Series A Mandatory Cumulative Dividends shall be payable quarterly in arrears on each Dividend Payment Date, beginning, with respect to a Series A Preferred Unit, with the first Dividend Payment Date following the date on which such Series A Preferred Unit is issued; provided, that if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), in each case, without any additional dividends accruing or other payment adjustment and the relevant Dividend Period will not be adjusted. The record date for payment of dividends on the Series A Preferred Units shall be the fifteenth day of the calendar month preceding the month in which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b) Priority and Restrictions. So long as any Series A Preferred Units remain outstanding or are issuable pursuant to the terms of the Subscription Agreement, subject to the qualifications and exceptions set forth in this Certificate of Designations, except in the case of Approved Preferred Units:

(i) no dividend or distribution shall be paid or set aside for payment on any Junior Units other than (w) a dividend or distribution payable solely in Common Units, (x) any distribution of Paired Voting Shares contributed by a Reporting Company Affiliate to the Company in connection with a Business Combination or IPO, (y) tax distributions with respect to the Junior Units that are set forth in the Operating Agreement or (z) dividends or distributions permitted to be paid pursuant to clause (ii) of the second sentence of Section 4(d) below;

(ii) no dividend or distribution shall be paid or set aside for payment on any Pari Passu Units at any time (A) when there are Delayed Redemption Units outstanding or (B) with respect to any dividend or distribution to be paid or set aside for payment with respect to Series A-1 Preferred Units, when a Material Breach of Section 4(a) remains uncured, other than, in the case of each of (A) and (B), (w) a dividend or distribution payable solely in Common Units, (x) any distribution of Paired Voting Shares contributed by a Reporting Company Affiliate to the Company in connection with a Business Combination or IPO, (y) tax distributions with respect to the Pari Passu Units that are set forth in the Operating Agreement or (z) dividends or distributions permitted to be paid pursuant to clause (ii) of the second sentence of Section 4(d) below; and

(iii) no Units (other than Series A Preferred Units) shall be repurchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly, other than (A) following thirty (30) days after the 4-Year Anniversary Date, Pre-Approved Pari Passu Units, provided no Delayed Redemption Units are then outstanding, (B) contemporaneous with a Change of Control (provided that if holders of Series A Preferred Units elect to have their Series A Preferred Units redeemed in conjunction with such Change of Control as provided in Section 6(b) below, all such Series A Preferred Units for which holders have elected redemption are so redeemed prior to or contemporaneously with any repurchase, redemption or other acquisition of any other class or series of Units pursuant to such Change of Control), (C) following an IPO or Business Combination, pursuant to the exercise of any Exchange Rights, (D) as a result of a reclassification of Junior Units into other Junior Units or the exchange or conversion of one Junior Unit for or into another Junior Unit, (E) through the use of the proceeds of a substantially contemporaneous sale of, in the case of Junior Units, other Junior Units, and in the case of Pari Passu Units, other Pari Passu Units or Junior Units, provided that in the case of this clause (E) that there are no Delayed Redemption Units outstanding and such repurchase, redemption or acquisition is not of Series A-1 Preferred Units, or (F) repurchases or redemptions or other acquisitions of Junior Units or Pari Passu Units permitted pursuant to clause (ii) of the second sentence of Section 4(d) below.

The foregoing limitations in this Section 4(b) do not apply to (I) the payment of any costs, fees, operating expenses or other expenses (1) incurred by a Reporting Company Affiliate in connection with serving as a manager or managing member of the Company or (2) allocable to the Company or otherwise incurred by a Reporting Company Affiliate in connection with operating the Company’s business (including expenses allocated to the Reporting Company Affiliate by its Affiliates) or (II) purchases or acquisitions of any Common Units or any Incentive Units either (x) in a cumulative amount from the Original Subscription Date not to exceed $15 million in the aggregate (provided that such $15 million limitation may be exceeded with the prior written consent of the Requisite Holders (or, if no Series A Preferred Units have yet been issued as of such time, then the prior written consent of Mendocino), which consent, in each case, shall not be unreasonably withheld, conditioned or delayed) or (y) at a price no greater than the price per unit paid in cash by the recipient for such units, provided, in the case of each of (x) and (y), that (A) such purchase or acquisition is pursuant to an incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any Subsidiary of the Company heretofore or hereafter adopted, and (B) there are no Delayed Redemption Units outstanding at such time.

(c)   No Other Rights to Distributions. Except as set forth in Section 4(a) and Section 5, or as otherwise set forth in the Operating Agreement, a Holder shall not be entitled to any dividends or distributions with respect to the Series A Preferred Units (including tax distributions and whether upon dissolution, liquidation or winding up of the Company or otherwise).

(d) Qualifications. Subject to Section 4(b) and Section 5, dividends and other distributions (payable in cash, units or otherwise) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any Approved Preferred Units, Junior Units or Pari Passu Units from time to time out of any funds legally available therefor, and the Series A Preferred Units shall not be entitled to participate in any such dividend or other distributions. Notwithstanding anything to the contrary set forth in this Certificate of Designations, nothing in this Section 4 shall limit or restrict the Company or its Affiliates from (i) paying any costs, fees, operating expenses or other expenses (1) incurred by a Reporting Company Affiliate in connection with serving as a manager or managing member of the Company or (2) allocable to the Company or otherwise incurred by a Reporting Company Affiliate in connection with operating the Company’s business (including expenses allocated to the Reporting Company Affiliate by its Affiliates), or (ii) in addition to any other circumstances specified in this Certificate of Designations in which the Company is permitted to pay any dividend or distribution on or repurchase, redeem or otherwise acquire any Junior Units or Pari Passu Units, declaring or paying any dividend or distribution on or repurchasing, redeeming or otherwise acquiring any Junior Units or Pari Passu Units in a cumulative amount from the Original Subscription Date not to exceed $100 million; provided that the net cash proceeds to the Company (after payment of all transaction expenses and, in the case of a Business Combination, any post-closing redemption payments) resulting from (A) a Business Combination (or financing arrangements entered into by the Company or the SPAC (or any successor thereto or resulting entity) in conjunction with a Business Combination for the issuance of equity securities that are junior to the Series A Preferred Units, including any associated private investment in public equity of the SPAC (or any successor thereto or resulting entity)), (B) an IPO or (C) any other equity financing consisting of the issuance of equity securities that are junior to the Series A Preferred Units, in each case, occurring after the Original Subscription Date are at least $335 million; provided, however, that the declaration or payment of any dividend or distribution with respect to, or the repurchase or redemption of, any Junior Units or Pari Passu Units in a cumulative amount not to exceed $100 million contemplated by clause (ii) shall not be permitted at any time that any Delayed Redemption Units are then outstanding.

(e) Dividend Rate upon an Event of Default. In the event the Company materially breaches any of its obligations to a Holder pursuant to Sections 4 (including a failure to pay dividends on the Series A Preferred Units either in cash or by issuance of additional Series A Preferred Units (to the extent permitted under Section 4(a), regardless of whether such dividends are permitted by applicable law)), 5 or 7 (each a “Material Breach”), in addition to any other rights or remedies such Holder may have at law, in equity, under contract or otherwise, the dividend rate on such Holder’s outstanding Series A Preferred Units (as otherwise provided in Section 4(a)) shall be increased to the greater of (i) twelve percent (12%) per annum and (ii) the dividend rate then in effect plus two percent (2%) per annum, until such time as such Material Breach is cured (at which time the dividend rate shall return to the dividend rate in effect prior to such increase in respect of such Material Breach). In the event of multiple Material Breaches that are unrelated to one another (each an “Unrelated Material Breach”) and that remain uncured contemporaneously with one another, such dividend rate shall increase by an additional two percent (2%) per annum for each Unrelated Material Breach that is in addition to the Material Breach specified in the immediately preceding sentence, until such time as such Unrelated Material Breach is cured (at which time the dividend rate shall return to the dividend rate in effect prior to such increase in respect of such Unrelated Material Breach); provided, that in no circumstance shall such dividend rate exceed twenty percent (20%) per annum at any time. For the avoidance of doubt, any failure to pay cash dividends when due for a specific quarterly period shall be deemed an Unrelated Material Breach from the failure to pay cash dividends when due for a different specific quarterly period. Furthermore, and notwithstanding the foregoing, in the event that any Series A-1 Preferred Units are redeemed in violation of this Certificate of Designations, the dividend rate on all Series A Preferred Units shall immediately and permanently be increased to twenty percent (20%) until such time as all Series A Preferred Units have been redeemed by the Company in full.

Section 5. Distributions upon Dissolution. Upon dissolution, liquidation or winding up of the Company (a “Liquidation”), to the fullest extent permitted by applicable law, the Holders shall be entitled to receive from any proceeds resulting from the Liquidation of the Company (“Liquidation Proceeds”), before any Liquidation Proceeds shall be distributed in respect of any Junior Units, an amount per Series A Preferred Unit equal to the Base Amount as of the date of Liquidation (the “Liquidation Payment”). If, following (i) the satisfaction of the Company’s debts and liabilities (including the satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserves which the Board of Managers (or liquidation agent) may deem reasonably for any contingent, conditional or unmatured contractual liabilities or obligations of the Company and (ii) the payment to the holders of any Senior Units of the full amounts to which they may be entitled upon such Liquidation, the remaining Liquidation Proceeds are insufficient to pay Holders and the holder of any Pari Passu Units in full the Liquidation Payment per Series A Preferred Unit and the liquidation preference amount payable to the holders of any Pari Passu Units, then the Company shall allocate any remaining Liquidation Proceeds on a pro rata basis among the holders of Series A Preferred Units and Pari Passu Units then outstanding.

Section 6. Redemption.

(a) Optional Redemption. To the fullest extent permitted by applicable law, the Series A Preferred Units may be redeemed, in whole or in part, at the Company’s election (in its sole and absolute discretion), at any time, at a price, payable solely in cash, equal to the Base Amount per Series A Preferred Unit as of the date of redemption (the “Redemption Price”). Any such redemption election by the Company (i) shall be made ratably across all Holders based on the number of Series A Preferred Units held by each Holder such that the Company shall redeem the same percentage of Series A Preferred Units held by each Holder, and (ii) may be made contingent upon the happening of any event or circumstance (including a Change of Control). If on any Optional Redemption Date, Delaware law governing distributions to members of a limited liability company does not permit the Company to redeem all the Series A Preferred Units to be redeemed, the Company shall ratably redeem the maximum number of Series A Preferred Units that it may redeem consistent with such law, and shall redeem the remaining Series A Preferred Units as soon as it may lawfully do so under such law (with the Series A Mandatory Cumulative Dividends continuing to accrue and compound during such interim period). The Company shall send written notice of its redemption election (the “Optional Redemption Notice”) to each Holder not less than ten (10) or more than sixty (60) days prior to each Optional Redemption Date (defined below). Each Optional Redemption Notice shall state:

(i) the number of Series A Preferred Units held by such Holders that the Company shall redeem on the Optional Redemption Date specified in the Optional Redemption Notice;

(ii) the Optional Redemption Date and the Redemption Price; and

(iii) to the extent such Holder holds its Series A Preferred Units in certificated form, the certificate or certificates representing the Series A Preferred Units to be redeemed which will be surrendered to the Company in the manner and at the place designated by the Company.

The date of each such redemption provided in the Optional Redemption Notice shall be referred to as an “Optional Redemption Date.”

(b)  Mandatory Redemption. If at any time a Holder delivers written notice to the Company requesting redemption (in whole or in part) of the Series A Preferred Units held by such Holder (each, a “Mandatory Redemption Request”) either (i) in connection with a Change of Control or (ii) at any time on or after the four (4) year anniversary of the Original Subscription Date (the “4-Year Anniversary Date”), then the Company shall redeem, to the fullest extent permitted by applicable law (subject to the next sentence), on the Mandatory Redemption Date (defined below), at the Redemption Price per Series A Preferred Unit (payable solely in cash), the number of Series A Preferred Units requested by the Holder to be redeemed in the Mandatory Redemption Request. In connection with the foregoing, the Company shall apply all of its assets to any such redemption, and to no other corporate or other purpose, except to the extent prohibited by Delaware law governing distributions to unitholders or as restricted by Section 12 of this Agreement or by Section 12(b) of the Subscription Agreement. In connection with a Change of Control, the Company shall provide written notice (a “Change of Control Notice”) to Holders at least fifteen (15) Business Days prior to the anticipated date of consummation of the Change of Control (such anticipated date, the “Closing Date”) stating, (i) the Closing Date, (ii) that Holders may elect to have all, or a portion of, their Series A Preferred Units redeemed upon the consummation of the Change of Control by delivering to the Company a Mandatory Redemption Request no later than the later of (A) seven (7) Business Days following receipt of the Change of Control Notice or (B) twenty (20) Business Days prior to the Closing Date specified in the written notice, (iii) the Redemption Price, and (iv) for Holders which hold Series A Preferred Units in certificated form, if any, the certificate or certificates representing the Series A Preferred Units to be redeemed which will be surrendered to the Company in the manner and at the place designated by the Company. In the case of a Mandatory Redemption Request other than in connection with a Change of Control, within thirty (30) days after receipt of the Mandatory Redemption Request, the Company shall send to the Holder making such Mandatory Redemption Request a written confirmation notice (the “Confirmation Notice”) stating, (i) the Mandatory Redemption Date applicable to such Mandatory Redemption Request, (ii) the Redemption Price and (iii) for Holders which hold Series A Preferred Units in certificated form, if any, the certificate or certificates representing the Series A Preferred Units to be redeemed which will be surrendered to the Company in the manner and at the place designated by the Company. “Mandatory Redemption Date” means (i) in the case of a Change of Control, the date of consummation of such Change of Control and (ii) in the case of a redemption of Series A Preferred Units to occur on or after the 4- Year Anniversary Date, no later than 90 days after the Company’s receipt of the Mandatory Redemption Request in respect of such Series A Preferred Units but in no event prior to the 4-Year Anniversary Date for such Series A Preferred Units. If on any Mandatory Redemption Date, Delaware law governing distributions to Members does not permit the Company to redeem all Series A Preferred Units to be redeemed, the Company shall ratably redeem the maximum number of Series A Preferred Units that it may redeem consistent with such law, and shall redeem the remaining Series A Preferred Units as soon as it may lawfully do so under such law; provided, however, that if the applicable Mandatory Redemption Request relates to the consummation of a Change of Control, the Company shall not permit the consummation of such Change of Control to occur unless and until all Series A Preferred Units requested by the Holder to be redeemed in the Mandatory Redemption Request are redeemed at the Redemption Price.

(c) Surrender of Certificates. On or before the applicable Optional Redemption Date or Mandatory Redemption Date (each a “Redemption Date”), each Holder of Series A Preferred Units to be redeemed on such Redemption Date, shall, if a Holder holds Series A Preferred Units in certificated form, surrender the certificate or certificates representing such units (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Optional Redemption Notice, Change of Control Notice or Confirmation Notice, as applicable, and thereupon the Redemption Price for such units shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Series A Preferred Units represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Series A Preferred Units shall promptly be issued to such Holder.

(d) Mandatory Redemption Delay. If any Series A Preferred Units subject to a Mandatory Redemption Request are not redeemed on the corresponding Mandatory Redemption Date for any reason (such date, a “Delayed Redemption Date” and such failure to timely redeem, a “Delayed Redemption”), all such unredeemed Series A Preferred Units shall remain outstanding and entitled to all the rights and preferences provided herein. Additionally, for so long as such Mandatory Redemption Request remains unsatisfied, the Holder(s) of such unredeemed Series A Preferred Units (a “Delayed Redemption Holder” and such unredeemed Series A Preferred Units, for so long as such Series A Preferred Units have not been redeemed or converted to Common Units, being referred to as “Delayed Redemption Units”) shall have the following rights and remedies (which shall constitute such Holder(s)’(s) sole rights and remedies with respect to such unredeemed Series A Preferred Units in circumstances in which the Company is not permitted by applicable law to satisfy such Mandatory Redemption Request in full:

(i) Until the satisfaction of such Mandatory Redemption Request in full, the Delayed Redemption Holder may elect to convert all, or a portion of, its Delayed Redemption Units into a number of Common Units equal to (i) the number of Delayed Redemption Units the Delayed Redemption Holder elects to convert into Common Units multiplied by a fraction (x) the numerator of which is the Base Amount for the Delayed Redemption Units, and (y) the denominator of which is the then-applicable Conversion Price. In order for a Delayed Redemption Holder to convert Delayed Redemption Units into Common Units, such Holder shall (a) provide written notice (a “Conversion Election Notice”) to the Company’s transfer agent at the office of the transfer agent for the Series A Preferred Units (or to the Company, pursuant to the notice requirements set forth in the Operating Agreement, if the Company serves as its own transfer agent) that such Holder elects to convert all or any number of such Holder’s Delayed Redemption Units and (b), if such Holder’s shares are certificated, surrender the certificate or certificates for such Delayed Redemption Units (or, if such Delayed Redemption Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Units (or to the Company, pursuant to the notice requirements set forth in the Operating Agreement, if the Company serves as its own transfer agent). Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the Common Units to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the Common Units issuable upon conversion of the Delayed Redemption Units shall be deemed to be outstanding of record as of such date; provided, however, that in the event the Common Unit Price used in calculating the Conversion Price is determined pursuant to paragraph (iii) of the definition of “Common Unit Price,” the Conversion Time shall be deferred until such time as the Common Unit Price is finally determined as set forth in said paragraph (iii) of the definition of “Common Unit Price.” Notwithstanding the foregoing, any election by a Delayed Redemption Holder to convert any Delayed Redemption Units into Common Units pursuant to this Section 6(d)(i) shall (A) be for no less than the lesser of (1) Delayed Redemption Units with an aggregate Base Amount equal to or greater than $25 million and (2) all of the Delayed Redemption Units held by the Delayed Redemption Holder and (B) shall occur no more frequently than once per rolling three month-period. For the avoidance of doubt, any Common Units issued upon conversion of any Delayed Redemption Units shall be coupled with an equal number of Paired Voting Shares issued to the Delayed Redemption Holder to the extent Holders of Common Units were issued any Paired Voting Shares in conjunction with an IPO, Business Combination or other transaction. In the event that a Business Combination has occurred prior to the Conversion Time, the Company will cooperate with the Delayed Redemption Holder to permit the Delayed Redemption Holder, if such Delayed Redemption Holder requests, to effect and consummate Exchange Rights with respect to the Common Units into which the Delayed Redemption Units convert at a time that is contemporaneous with or immediately following the Conversion Time, and if the terms of such Exchange Rights under the Operating Agreement do not permit the Delayed Redemption Holder to exchange Common Units and Paired Voting Shares for Pubco Common Shares at or immediately following the Conversion Time, to provide the Delayed Redemption Holder the opportunity, at the Delayed Redemption Holder’s option, to either withdraw such Conversion Election Notice or delay the Conversion Time with respect to such Conversion Election Notice until such time as such exchange will be permitted under the Operating Agreement. Such Exchange Rights shall afford the Delayed Redemption Holder only the right to receive Pubco Common Shares entitling the holder thereof to a single vote per Pubco Common Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote, notwithstanding that other holders of Common Units may receive pursuant to the IPO or Business Combination Exchange Rights entitling the holder thereof to receive upon exchange or conversion of their Common Units Pubco Common Shares entitling the holder thereof to more than one vote (but not more than five votes) per Pubco Common Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote; provided, however, that no holders of Units, other than holders of Common Units as of the Original Subscription Date and Hillman RNG (and their respective Affiliates), shall be permitted to receive in conjunction with a Business Combination Exchange Rights entitling such holder to receive upon exchange or conversion of their Units Pubco Common Shares entitling the holder thereof to more than one vote per Pubco Common Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote. Notwithstanding anything to the contrary in the Operating Agreement, no Common Units issued upon conversion of the Delayed Redemption Units, nor any Pubco Common Shares issued in exchange therefor, shall be subject to any lock-up restrictions.

(ii) Until such time as all Delayed Redemption Units are redeemed or converted to Common Units, the dividend rate on all outstanding Series A Preferred Units (as provided in Section 4(a), as further adjusted by Section 4(e)) shall (i) be increased to twelve percent (12%) per annum of the Base Amount (or, if the current dividend rate is already at or higher than twelve percent (12%) per annum pursuant to Section 4(e), be left at such rate), commencing on the Delayed Redemption Date, and (ii) be further increased in increments of two percent (2%) per annum of the Base Amount with the first such increment commencing on the 1st anniversary of the Delayed Redemption Date and each additional increment commencing following the conclusion of each succeeding ninety (90) day period thereafter (subject to a total dividend rate cap of twenty percent (20%) per annum of the Base Amount); and

(iii) If Series A Preferred Units with an aggregate Base Amount of at least $25 million become Delayed Redemptions Units and remain Delayed Redemption Units more than six (6) months following the Delayed Redemption Date in respect of such units, then the Requisite Holders shall have the right (but not the obligation) to appoint a single member to the Board of Managers (provided that if as a result of an IPO or Business Combination, there is a Reporting Company Affiliate, then such appointment right shall instead be with respect to the board of directors (or similar governing body) of the Reporting Company Affiliate). Such appointment right shall expire (and the Requisite Holders shall cause any individual appointed to the Board of Managers or to the board of directors (or similar governing body) of the Reporting Company Affiliate to resign therefrom) at such time as Series A Preferred Units with an aggregate Base Amount of less than $25 million remain Delayed Redemption Units.

Notwithstanding paragraphs (i) – (iii) of this Section 6(d), in lieu of receiving any of the rights and remedies specified in paragraphs (i) – (iii) of this Section 6(d), if Mendocino or any of its Affiliates becomes a Delayed Redemption Holder, then by written notice delivered by Mendocino to the Company no later than thirty (30) days after the Delayed Redemption Date on which Mendocino or any of its Affiliates first becomes a Delayed Redemption Holder and before electing any of the remedies mentioned in paragraph (i) – (iii), Mendocino may elect (an “Extension Election”) to extend the then-remaining term of the EA Sales Agreement by an additional twelve months (the “Extended Term”) provided that the EA Sales Agreement has not been terminated prior thereto for any reason and Mendocino is not then in material breach of the EA Sales Agreement, in which case

(x) the provisions of paragraphs (i) – (iii) of this Section 6(d) shall be deemed inoperative with respect to Mendocino and its Affiliates solely during twelve-month period following the delivery of such Extension Election (the “Deferral Period”), and (y) Mendocino and its Affiliates shall not be entitled to any of the rights or remedies specified in said paragraphs that could otherwise have been elected during the Deferral Period. Upon the expiration of any Deferral Period, if Mendocino or any of its Affiliates remains a Delayed Redemption Holder, then Mendocino may elect an additional Extended Term and Deferral Period by providing written notice of its Extension Election in accordance with the process and terms set forth above or, in the absence of such an election, instead receive the rights provided for in the provisions of paragraphs (i) – (iii) of this Section 6(d) for the period beginning on the expiration of such Deferral Period. For the avoidance of doubt, if Mendocino or any of its Affiliates makes a conversion election pursuant to paragraph (i) of this Section 6(d) prior to making an Extension Election, Mendocino shall cease to have any right to make an Extension Election.

(e) Paying Agent. If on the applicable Redemption Date the Redemption Price payable upon redemption of the Series A Preferred Units to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the Series A Preferred Units so called for redemption shall not have been surrendered, dividends with respect to such Series A Preferred Units shall cease to accrue after such Redemption Date and all rights with respect to such Series A Preferred Units shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 7. Voting and Approval Rights Regarding Certain Actions by the Company.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Sections 7(b) through 7(d) below or as required by applicable law.

(b) Special Voting Rights Prior to an IPO or Business Combination. Subject to Section 7(e) below, during the period (i) commencing on the Original Subscription Date and (ii) ending upon the earlier to occur of (A) consummation of an IPO or Business Combination or (B) the first date after June 30, 2022 on which all Series A Preferred Units outstanding have an aggregate Base Amount less than $10 million (as adjusted for any subdivision, combination or other adjustment to the Series A Preferred Units) and are not subject to an unpaid Mandatory Redemption Request, the Company shall not and shall not have authority or authorization to, and shall not permit any of its Subsidiaries to, do any of the following without the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) (or, if no Series A Preferred Units have yet been issued as of such time, then the Company shall not and shall not have authority or authorization to, and shall not permit any of its Subsidiaries to, do any of the following without the written consent of Mendocino):

(i) Issue any indebtedness or any Pari Passu Units resulting in, as of the date of issuance, (A) the Total Indebtedness and Equity Obligation Amount exceeding $500 million, or (B) the Preferred Obligation Amount exceeding $100 million;

(ii)   Consummate any material transactions with its Affiliates (excluding (A) pursuant to any Contract set forth on Section 6(f) of the disclosure schedules to the Subscription Agreement, (B) commercial agreements entered into in the ordinary course of business on arms-length terms or (C) any exchange of the securities of the Company pursuant to and in accordance with the Exchange Rights), with materiality defined as transactions involving annual payments (or receipt of payments) in excess of $500,000 per year;

(iii) Consummate any material dispositions or distributions of assets (defined as in excess of $50 million) in a single or related series of transactions;

(iv) Consummate any material acquisitions of assets (defined as in excess of $25 million in the aggregate) in a single or related series of transactions outside of the Company’s principal lines of business;

(v) Enter into any agreement (other than in connection with any indebtedness allowed pursuant to paragraph (i) above of this Section 7(b)) that prohibits or imposes limitations on the ability of the Company to pay any dividends in respect of, or redeem, the Series A Preferred Units in accordance with the terms of this Certificate of Designations;

(vi) Other than pursuant to the consummation of an IPO or Business Combination, whereby the Company becomes manager or member managed by a Reporting Company Affiliate, (i) provide any Member with multiple votes per Common Unit in respect of the election of Managers (as defined in the Operating Agreement) unless the Holder(s) of Series A Preferred Units are provided the same number of votes per Common Unit in respect of the election of Managers with respect of any Common Units issued to such Holder(s) upon conversion of their Series A Preferred Units to Common Units pursuant to Section 6(d)(i), or (ii) take any action that would have the effect of (A) causing any Manager (as defined in the Operating Agreement) to be elected or able to be removed other than exclusively by a vote of the Majority Common Members (as defined in the Operating Agreement), or (B) restricting the Majority Common Members from removing and replacing Managers immediately without cause via written consent of the Majority Common Members; or

(vii) Issue (A) any Preferred Units (other than Series A Preferred Units or Pre-Approved Preferred Units), (B) any Series A-1 Preferred Units in an aggregate original principal amount greater than $30 million, or (C) any Senior Units.

(c) Special Voting Rights After An IPO or Business Combination. Subject to Section 7(e) below, After the consummation of an IPO or Business Combination, and subject at any time after June 30, 2022 to there being Series A Preferred Units outstanding with an aggregate Base Amount of at least $10 million at such time, the Company shall not and shall not have authority or authorization to authorization to, and shall not permit any of its Subsidiaries to, do any of the following without the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) (or, if no Series A Preferred Units have yet been issued as of such time, then the Company shall not and shall not have authority or authorization to, and shall not permit any of its Subsidiaries to, do any of the following without the written consent of Mendocino):

(i) Issue any indebtedness or any Pari Passu Units resulting in, as of the date of issuance, (A) the Total Indebtedness and Equity Obligation Amount exceeding the greater of (x) $500 million and (y) 3.0x the Company’s last twelve months EBITDA, or (B) the Preferred Obligation Amount exceeding $100 million;

(ii) Consummate any material transactions with its Affiliates (excluding (A) pursuant to any Contract set forth on Section 6(f) of the disclosure schedules to the Subscription Agreement that is in effect as of the Original Subscription Date, (B) commercial agreements entered into in the ordinary course of business on arms-length terms), with materiality defined as transactions involving annual payments (or receipt of payments) in excess of $500,000 per year or (C) the payment of any costs, fees, operating expenses or other expenses (1) incurred by a Reporting Company Affiliate in connection with serving as a manager or managing member of the Company or (2) allocable to the Company or otherwise incurred by a Reporting Company Affiliate in connection with operating the Company’s business (including expenses allocated to the Reporting Company Affiliate by its Affiliates); or

(iii) Issue (A) any Preferred Units (other than Series A Preferred Units or Pre-Approved Preferred Units), (B) any Series A-1 Preferred Units in an aggregate original principal amount greater than $30 million, or (C) any Senior Units.

(d) Other Special Voting Rights. For so long as any Series A Preferred Units are outstanding, the Requisite Holders shall have the right to consent to, and without such consent the Company shall not and shall not have authority or authorization to effect, (i) any amendments to this Certificate of Designations or the Operating Agreement that adversely modify the terms of the Series A Preferred Units and (ii) any sale or issuance of additional Series A Preferred Units other than pursuant to the Subscription Agreement (and other than Series A Preferred Units issued to Holders as payment for Series A Mandatory Cumulative Dividends).

(e) Limitations. Notwithstanding anything to the contrary set forth herein (other than Section 7(d)), changes to the Company’s organizational documents and any other actions taken by the Company to consummate an IPO, a Business Combination or the Hillman Transaction (including, but not limited to, (i) issuing any securities, (ii) any changes to the Company’s organizational documents in connection with any tax structuring associated with an IPO, Business Combination or the Hillman Transaction, such as the implementation of transaction structures commonly referred to as “up-C” or “double dummy” structures or other tax structures, or (iii) the entry into any registration rights agreements, support or voting agreements, exchange agreements, lock-up agreements or other customary agreements by the Company or any of its Members (or any Affiliates thereof) in connection with an IPO, the Business Combination or the Hillman Transaction) shall not be subject to any consent right of the Holders (including the Requisite Holders) under this Section 7 (other than Section 7(d)) or otherwise as a Holder; provided that the Requisite Holders shall continue following an IPO or Business Combination to have the consent rights described in Sections 7(c) and 7(d) above.

(f) Vote for IPO, Business Combination and Hillman Transaction. If the Board of Managers approves an IPO or a Business Combination or the Hillman Transaction and it is inadvertently required to be approved by the Holders (or any subset thereof) pursuant to the limited rights set forth herein or under applicable law, each Holder hereby agrees, by accepting such units, to vote (in person or by proxy or by action by written consent, as applicable), or cause to be voted or consented, all Series A Preferred Units owned by such Holder, or over which such person has voting control, from time to time and at all times, in favor of, and to adopt, any action (including any amendment to the Operating Agreement other than the matters referred to in Section 7(d)) that the Board of Managers determines in good faith is necessary or advisable to consummate such IPO or Business Combination or the Hillman Transaction, and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such IPO or Business Combination or the Hillman Transaction; provided, however, that no requested consent shall purport to amend or eliminate Holder’s consent rights described in Sections 7(c) and 7(d) above).

(g) No Vote if Units Redeemed. No vote or consent of the Holders shall be required pursuant to this Section 7 if, at or prior to the time when the act with respect to which such vote or consent would otherwise have been required is effected, the Company shall have redeemed or shall have called for redemption all outstanding units of Series A Preferred Units, with proper notice and sufficient funds having been set aside or deposited for such redemption, in each case pursuant to Section 6 above.

(h) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Managers or any duly authorized committee of the Board of Managers, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Formation or Operating Agreement and to applicable law; provided, however, that no such rules or procedures may include any process by which the failure of any party to respond or vote shall be deemed an approval of any matter.

Section 8. Preemption and Conversion; No Forced Conversion or Exchange. Except pursuant to the terms and conditions set forth in Section 6(d)(i) above with regard to conversion, the Holders shall not have any rights of preemption or rights to convert such Series A Preferred Units into units of any other class or series of the Company. Notwithstanding anything to the contrary in the Operating Agreement, in no event shall any Holder be required to effect any mandatory or other non-voluntary exchange of Series A Preferred Units pursuant to Exchange Rights, and any such mandatory or other non-voluntary exchange shall require the consent of the applicable Holder in its sole discretion.

Section 9. Issuance of Junior Units and Series A Units. Notwithstanding anything set forth in the Operating Agreement or this Certificate of Designations to the contrary, (i) the Board of Managers or any authorized committee of the Board of Managers, without the vote of the Holders, may authorize and issue additional Common Units or create or issue any other Junior Units, and (ii) the Company shall not issue any Series A Units to any person other than Mendocino or its Affiliates.

Section 10. Repurchase. Subject to the limitations imposed herein, the Company may purchase Series A Preferred Units from time to time to such extent, in such manner, and upon such terms as the Board of Managers or any duly authorized committee of the Board of Managers may determine; provided, however, that the Company shall not use any of its assets for any such purchase when there are reasonable grounds to believe that such purchase is not permitted by applicable law.

Section 11. Tax Receivable Agreement. In the event that (i) the Company is involved in a Business Combination pursuant to which any unitholders of the Company are offered the ability to enter into tax receivable agreement and (ii) any Series A Preferred Units are converted into Common Units pursuant to Section 6(d)(i) above, the holders of such converted Series A Preferred Units will be offered the right to enter into a tax receivable agreement on the same terms and conditions as such other unitholders.

Section 12. Subordination. In the event (i) that a court of competent jurisdiction makes a determination or ruling that has the effect of treating the Series A Preferred Units as indebtedness of the Company owing to the holders thereof and not an equity interest in the Company or (ii) if it is requested to be acknowledged by Lenders (as defined below), any and all amounts due for or represented by the Series A Preferred Units are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s or its Subsidiaries’ present or future indebtedness permitted by the terms of Section 7(b)(i) hereof (“Senior Indebtedness”) owed to banks, insurance companies, lease financing institutions or other lending institutions regularly engaged in the business of lending money (the “Lenders”); provided, however, that a Holder may continue to receive regularly scheduled dividend payments and redemption payments in accordance with this Certificate of Designations and the Operating Agreement so long as a default or event of default under the Senior Indebtedness has not occurred and is then continuing with respect to such Senior Indebtedness. The Lenders shall be deemed express third-party beneficiaries of this Section 12.

Section 13. Integration. Each Holder, hereby agrees, by accepting such units, to be bound by the terms and conditions of this Certificate of Designations and the Operating Agreement. This Certificate of Designations, the Operating Agreement and the Subscription Agreement constitute the entire understanding between the Company and the Holders as to the subject matter set forth herein and therein, and supersede any prior agreements, commitments or negotiations in respect thereof.

Section 14. Notices. Unless otherwise specified herein, any notice or communication required to be given pursuant to the terms of this Certificate of Designations shall be given in accordance with the notice requirements set forth in the Operating Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Opal Fuels LLC has caused this Certificate of Designations to be executed by its duly authorized officer on this 29th day of November, 2021.

OPAL FUELS LLC

By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Title:	Co-CEO

[Signature Page to Certificate of Designations]

CERTIFICATE OF DESIGNATIONS

OF

SERIES A-1 PREFERRED UNITS

OF

OPAL FUELS LLC

This Certificate of Designations of Opal Fuels LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), sets forth the relative rights, powers, privileges, limitations and restrictions of a series of preferred units designated “Series A-1 Preferred Units,” as established by the Board of Managers of the Company (the “Board of Managers”) in accordance with the provisions of the Amended and Restated Operating Agreement of the Company, dated November 29, 2021, as may be amended from time to time (the “Operating Agreement”), as follows:

Section 1. Designation.

There is hereby authorized and created a series of preferred units of the Company, the designation of which shall be “Series A-1 Preferred Units” (the “Series A-1 Preferred Units”). Each Series A-1 Preferred Unit shall be identical in all respects to every other Series A-1 Preferred Unit.

Section 2. Number of Units.

The number of authorized Series A-1 Preferred Units shall be 600,000. That number from time to time may be increased or decreased (but not below the number of Series A-1 Preferred Units then outstanding) by further resolution duly adopted by the Board of Managers (or any duly authorized committee thereof) and by updating this Certificate of Designations stating that such increase or decrease, as the case may be, has been so authorized. The Company may issue fractional Series A-1 Preferred Units.

Section 3. Definitions.

As used herein with respect to Series A-1 Preferred Units:

“Affiliate” has the meaning set forth in the Operating Agreement.

“Base Amount” means, as determined as of any date with respect to any Series A-1 Preferred Unit, the sum of (i) the Original Issue Price and (ii) the amount of any accrued and unpaid cash dividends thereon that have been compounded as of such date pursuant to Section 4(a) (which clause (ii), for the avoidance of doubt, shall not include the amount of any cash dividends that were satisfied pursuant to Section 4(a) via the issuance of additional Series A-1 Preferred Units in lieu of payment thereof).

“Business Combination” means a business combination (in whatever form) of the Company with a publicly-traded special purpose acquisition company (a “SPAC”) that constitutes the SPAC’s “initial business combination” as described in the prospectus for the SPAC’s initial public offering and results in the Common Units becoming publicly traded on the NYSE or NASDAQ or becoming exchangeable for shares of a SPAC which are publicly traded on the NYSE or NASDAQ. As used herein, the term “Business Combination” also includes any associated financing arrangements entered into by the Company or the SPAC (or any successor thereto or resulting entity) in conjunction with the Business Combination for the issuance of equity securities, including any associated private investment in public equity of the SPAC (or any successor thereto or resulting entity).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series A-1 Preferred Units: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or (ii) the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any “person” (as defined above), other than Opal Holdco LLC or its Affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s voting Units, measured by voting power rather than number of Units; provided, that for the avoidance of doubt, a Change of Control does not include a Business Combination, an IPO or a Financing

“Common Units” means the Company’s “Common Units” as described in the Operating Agreement, as such units may be exchanged, reclassified, subdivided, combined or otherwise adjusted from time to time (other than pursuant to the exercise of any Exchange Rights following an IPO or Business Combination); provided, that if pursuant to an IPO or Business Combination, holders of Common Units are issued common voting shares of the Reporting Company Affiliate (other than pursuant to the exercise of Exchange Rights) paired to their holdings of Common Units (“Paired Voting Shares”), then any Common Units issued upon conversion of any Delayed Redemption Units shall be coupled with an equal number of Paired Voting Shares issued to the Delayed Redemption Holder by the Reporting Company Affiliate; provided further, however, that any such Paired Voting Shares shall entitle the holder thereof to only a single vote per Paired Voting Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote, notwithstanding that other holders of Common Units may receive pursuant to the IPO or Business Combination Paired Voting Shares entitling the holder thereof to more than one vote per Paired Voting Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote.

“Common Unit Price” means, as of the applicable Conversion Time:

(i) If the Common Units are directly traded on a securities exchange, the VWAP of the Common Units over the twenty (20) trading day period ending on the last trading day immediately preceding the Conversion Date;

(ii) If the Common Units are not directly traded on a securities exchange, but are exchangeable or convertible into Pubco Common Shares pursuant to Exchange Rights, the VWAP of the Pubco Common Shares over the twenty (20) trading day period ending on the last trading day immediately preceding the Conversion Date (as adjusted to account for the exchange or conversion ratio between the Common Units and the Pubco Common Shares pursuant to the Exchange Rights); and

(iii) In all other cases, the amount (the “Common Unit FMV”) that a holder of one Common Unit would receive if each of the assets of the Company were to be sold for its fair market value at the applicable Conversion Time, the Company were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Company’s Members in accordance with the terms of the Operating Agreement. The Common Unit FMV shall be determined by the Board of Managers, acting in good faith and using the Valuation Methodology. The Board of Manager’s determination shall be provided by the Company in writing to the Delayed Redemption Holder (a “Board Determination Notice”) exercising its conversion right pursuant to Section 6(d) no later than ten (10) Business Days after receipt of a Conversion Election Notice from such Delayed Redemption Holder in respect of such conversion election, and which determination shall be final and binding on the Company and the Delayed Redemption Holder unless such Delayed Redemption Holder notifies the Company in writing (an “Objection Notice”) no later than five (5) Business Days after receipt of the Board Determination Notice that the Delayed Redemption Holder objects to the Board of Manager’s determination of the Common Unit FMV (an “Objecting Holder”), in which case:

(1) The Company and the Objecting Holder shall each promptly retain (at their own respective cost and expense) no later than ten (10) Business Days after delivery of the Objection Notice, a nationally or regionally recognized independent third party valuation firm of their respective choosing (A) with expertise in valuing companies similar to the Company, and (B) acting as an expert and not an arbitrator (each, a “Qualified Valuation Firm”) to determine the Common Unit FMV (which determination shall be a single price, and not a range) as derived from a valuation of the Company using the Valuation Methodology (each, a “Valuation”);

(2) The Company and the Objecting Holder shall (A) each promptly provide such information to the two Qualified Valuation Firms (at the same time) as is reasonably requested by either Qualified Valuation Firm and (B) instruct the two Qualified Valuation Firms to each render their Valuation and their associated determination of the Common Unit FMV within thirty (30) days of having been retained by the Company or the Objecting Holder, as applicable;

(3) If the higher of the Common Unit FMVs determined by the two Qualified Valuation Firms is less than fifteen percent (15%) greater than the lower of the Common Unit FMVs determined by the two Qualified Valuation Firms, then, unless the Objecting Holder has made a Conversion Withdrawal as described below, the Common Unit FMV shall equal the average of the two Common Unit FMVs, and shall be final and binding on the Company and the Objecting Holder;

(4) If the higher of the Common Unit FMVs determined by the two Qualified Valuation Firms is more than fifteen percent (15%) greater than the lower of the Common Unit FMVs determined by the two Qualified Valuation Firms, then unless the Objecting Holder has made a Conversion Withdrawal as described below, the two Qualified Valuation Firms shall then select a third Qualified Valuation Firm to determine the Common Unit FMV based on a Valuation using the Valuation Methodology conducted by the third Qualified Valuation Firm (such third Qualified Valuation Firm shall be jointly retained by the Company and the Objecting Holder and the cost and expense of such third Valuation Firm shall be shared equally between the Company and the Objecting Holder), with the third Qualified Valuation Firm provided such information by the Company, the Objecting Holder and the two Qualified Valuation Firms as is reasonably requested by the third Qualified Valuation Firm and instructed to render its Valuation and associated determination of the Common Unit FMV within thirty (30) days of having been retained by the Company and the Objecting Holder, in which case the determination of the third Qualified Valuation Firm of the Common Unit FMV (provided that such determination shall in no event be greater than the higher Common Unit FMV previously determined by the original two Qualified Valuation Firms or less than the lower Common Unit FMV previously determined by such original two Qualified Valuation Firms) shall be final and binding on the Company and the Objecting Holder;

(5) The determination made pursuant to clause (3) or (4), as applicable, shall be final and binding five (5) Business Days after notice of such determination is provided to the Company and the Objecting Holder; provided, however, that the Objecting Holder may withdraw its Conversion Election Notice at any time within five (5) business days of receipt of the Common Unit FMVs determined by the two Qualified Valuation Firms pursuant to clauses (1)-(3) (a “Conversion Withdrawal”), in which case the conversion contemplated by Section 6(d)(i) shall not occur (without prejudice to the Objecting Holder’s right to submit additional Conversion Election Notices in the future pursuant to Section 6(d)(i)), and the Objecting Holder shall be required to pay one hundred percent (100%) of Qualified Valuation Firm fees contemplated by clauses (1)-(3).

“Consolidated” refers, with respect to the Company, to the consolidation of accounts of the Company and its Subsidiaries (except to the extent otherwise expressly provided herein) in accordance with GAAP.

“Contract” means any written agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Conversion Date” means the date on which the Conversion Time occurs.

“Conversion Price” means as of the applicable Conversion Time, (a) if the Conversion Time occurs during the period commencing on the associated Delayed Redemption Date and before the first (1st) anniversary thereof, 80% of the Common Unit Price as of the Conversion Time, (b) if the Conversion Time occurs during the period commencing on first (1st) anniversary the Delayed Redemption Date and before the second (2nd) anniversary of the Delayed Redemption Date, 75% of the Common Unit Price as of the Conversion Time, and (iii) if the Conversion Time occurs at any time on or after the second (2nd) anniversary of the Delayed Redemption Date, 70% of the Common Unit Price as of the Conversion Time.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, beginning, in respect of a Series A-1 Preferred Unit, with the first such date to occur following the date such Series A-1 Preferred Unit is issued.

“Dividend Period” means, with respect to a Series A-1 Preferred Unit, the period from, and including, the date of issuance of the Series A-1 Preferred Unit or any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated November 29, 2021 between the Company and Hillman RNG, providing for the transfer of equity interests in Pine Bend HoldCo LLC, Noble Road HoldCo LLC, Sunoma HoldCo LLC, and CV RNG Holdings LLC, by Hillman RNG in exchange for certain Common Units and Series A-1 Preferred Units.

“Exchange Date” means the Effective Date as set forth in the Exchange Agreement.

“Exchange Rights” means any exchange or conversion rights in favor of holders of Common Units provided to such holders in connection with a Business Combination or IPO that provide for the exchange or conversion of Common Units (either separately or in combination with other securities) into the publicly-traded common stock of the resulting Reporting Company Affiliate (the “Pubco Common Shares”).

“Financing” means any equity financing or debt financing, the primary purpose of which is to fund the Company’s operations and growth.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hillman RNG” means Hillman RNG Investments, LLC, a Delaware limited liability company.

“Incentive Units” means any units issued by the Company intended to constitute an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred or issued in connection with the performance of services, as set forth in Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures.

“IPO” means the Company’s first underwritten public offering of its Common Units under the Securities Act (including via a newly-formed parent or sister corporation or other transaction structure, including structures commonly referred to as “up-C” or “double dummy” structures) and following which the Common Units are publicly traded on the NYSE or NASDAQ.

“Junior Units” means the Common Units, any Incentive Units and any other class or series of units of the Company now existing or hereafter authorized over which the Series A-1 Preferred Units have preference or priority as to the payment of dividends and as to the distribution of assets upon any Liquidation.

“Member” or “Members” has the meaning set forth in the Operating Agreement.

“NASDAQ” means any of The Nasdaq Global Select Market, The Nasdaq Global Market and The Nasdaq Capital Market.

“NextEra Subscription Agreement” means that certain Subscription Agreement, dated November 29, 2021 as between the Company and Mendocino Capital, LLC.

“NYSE” means any of the New York Stock Exchange or the NYSE American.

“Original Issue Price” means $100.00 per Series A-1 Preferred Unit, subject to appropriate adjustment in the event of any exchange, reclassification, subdivision, combination or other adjustment to the Series A-1 Preferred Units.

“Pari Passu Units” means any class or series of units of the Company now existing or hereafter authorized which ranks on par with the Series A-1 Preferred Units as to the payment of dividends or as to the distribution of assets upon any Liquidation, including, if and when authorized and issued as contemplated by the NextEra Subscription Agreement, the Series A Preferred Units.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Reporting Company Affiliate” means, following an IPO or Business Combination, a Company Affiliate that pursuant to the IPO or Business Combination is the parent reporting company of the Company obligated to file current and periodic reports under Section 13 or 15(d) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Units” means any class or series of units of the Company now existing or hereafter authorized which has preference or priority over the Series A-1 Preferred Units as to the payment of dividends or as to the distribution of assets upon any Liquidation.

“Series A Preferred Units” means the “Series A Preferred Units” contemplated to be designated and issued by the Company pursuant to the terms of the NextEra Subscription Agreement.

“Subsidiary” means, with respect to the Company, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 50% of the partnership, joint venture or other similar ownership interest thereof (whether voting or economic) is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof.

“Transactions” means (a) the transactions contemplated by the Exchange Agreement, this Certificate of Designations and the Operating Agreement, (b) a Business Combination (or financing arrangements entered into by the Company or its Subsidiaries or the SPAC (or any successor thereto or resulting entity) in conjunction with a Business Combination for the issuance of equity securities, including any associated private investment in public equity of the SPAC (or any successor thereto or resulting entity)), (c) an IPO, and (d) any other equity or debt financing (including with any Lender) entered into by the Company or its Subsidiaries.

“Valuation Methodology” means a commercially reasonable estimate of the amount that would be realized by the Company if each asset of the Company (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Company owns a direct or indirect interest), treating the Company as a going concern, were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Company’s minority interest in any property or any illiquidity of the Company’s interest in any property), which estimate, to the extent relying on any commodity, renewable energy attribute or other forecasts, shall be based on the Person making the estimate’s own or other independent third party forecasts.

“VWAP” means, with respect to a specified time period, the volume weighted average price of the Common Units or Pubco Common Shares, as applicable, over such time period (as adjusted to reflect any dividends or distributions (including stock splits) for which the record date thereof occurs during such period).

Section 4. Dividends.

(a) Rate and Payment. From and after the date of issuance of a Series A-1 Preferred Unit, the record holder thereof (the “Holder”) shall be entitled to receive cash dividends, which shall be cumulative and shall accrue on the Base Amount of each Series A-1 Preferred Unit at the rate of eight percent (8%) per annum (accruing daily and compounding monthly until paid in full from the date of issuance of such Series A-1 Preferred Unit, whether or not declared, and subject to such rate increases as may be provided for herein) on the Base Amount (the “Series A-1 Mandatory Cumulative Dividends”), to the fullest extent permitted by applicable law; provided, however, that in lieu of paying such Series A-1 Mandatory Cumulative Dividends in cash on any one or more of the first eight (8) Dividend Payment Dates following the first date that any Series A-1 Preferred Units are issued by the Company, the Company shall have the option, at its sole and exclusive election, to pay all Series A-1 Mandatory Cumulative Dividends (including Series A-1 Mandatory Cumulative Dividends accruing on Series A-1 Preferred Units issued after such first date) by issuing a number of additional Series A-1 Preferred Units (or fraction thereof) to the Holders having a value equal to the Series A-1 Mandatory Cumulative Dividend payable to the Holders on such Dividend Payment Date (with each additional Series A-1 Preferred Unit so issued valued at the Original Issue Price, and with any fractional Series A-1 Preferred Unit so issued being proportionately valued). To the extent not paid in cash (including as a result of such dividend payment not being permitted by applicable law) or by issuance of additional Series A-1 Preferred Units, the Series A-1 Mandatory Cumulative Dividends on the Series A-1 Preferred Unit shall continue to accrue and compound whether or not declared. The Series A-1 Mandatory Cumulative Dividends shall be payable quarterly in arrears on each Dividend Payment Date, beginning, with respect to a Series A-1 Preferred Unit, with the first Dividend Payment Date following the date on which such Series A-1 Preferred Unit is issued; provided, that if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day), in each case, without any additional dividends accruing or other payment adjustment and the relevant Dividend Period will not be adjusted. The record date for payment of dividends on the Series A-1 Preferred Units shall be the fifteenth day of the calendar month preceding the month in which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(b) No Other Rights to Distributions. Except as set forth in Section 4(a) and Section 5, or as otherwise set forth in the Operating Agreement, a Holder shall not be entitled to any dividends or distributions with respect to the Series A-1 Preferred Units (including tax distributions and whether upon dissolution, liquidation or winding up of the Company or otherwise).

(c) Qualifications. Subject to Section 5, dividends and other distributions (payable in cash, units or otherwise) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any Junior Units from time to time out of any funds legally available therefor, and the Series A-1 Preferred Units shall not be entitled to participate in any such dividend or other distributions. Notwithstanding anything to the contrary set forth in this Certificate of Designations, nothing in this Section 4 shall limit or restrict the Company or its Affiliates from (i) declaring or paying any dividend or distribution on or repurchasing or redeeming any Senior Units or Pari Passu Units, (ii) declaring or paying any dividend or distribution on or repurchasing or redeeming any Junior Units or (iii) taking any action necessary to effectuate an IPO or a Business Combination.

(d) Dividend Rate upon an Event of Default. In the event the Company materially breaches any of its obligations to a Holder pursuant to Section 4 (including a failure to pay dividends on the Series A-1 Preferred Units either in cash or by issuance of additional Series A-1 Preferred Units (to the extent permitted under Section 4(a)), regardless of whether such dividends are permitted by applicable law), or 5 (each a “Material Breach”), in addition to any other rights or remedies such Holder may have at law, in equity, under contract or otherwise, the dividend rate on such Holder’s outstanding Series A-1 Preferred Units (as otherwise provided in Section 4(a)) shall be increased to the greater of (i) twelve percent (12%) per annum and (ii) the dividend rate then in effect plus two percent (2%) per annum, until such time as such Material Breach is cured (at which time the dividend rate shall return to the dividend rate in effect prior to such increase in respect of such Material Breach). In the event of multiple Material Breaches that are unrelated to one another (each an “Unrelated Material Breach”) and that remain uncured contemporaneously with one another, such dividend rate shall increase by an additional two percent (2%) per annum for each Unrelated Material Breach that is in addition to the Material Breach specified in the immediately preceding sentence, until such time as such Unrelated Material Breach is cured (at which time the dividend rate shall return to the dividend rate in effect prior to such increase in respect of such Unrelated Material Breach); provided, that in no circumstance shall such dividend rate exceed twenty percent (20%) per annum at any time. For the avoidance of doubt, any failure to pay cash dividends when due for a specific quarterly period shall be deemed an Unrelated Material Breach from the failure to pay cash dividends when due for a different specific quarterly period.

Section 5. Distributions upon Dissolution. Upon dissolution, liquidation or winding up of the Company (a “Liquidation”), to the fullest extent permitted by applicable law, the Holders shall be entitled to receive from any proceeds resulting from the Liquidation of the Company (“Liquidation Proceeds”), before any Liquidation Proceeds shall be distributed in respect of any Junior Units, an amount per Series A-1 Preferred Unit equal to the Base Amount per Series A-1 Preferred Unit as of the date of Liquidation (the “Liquidation Payment”). If, following (i) the satisfaction of the Company’s debts and liabilities (including the satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserves which the Board of Managers (or liquidation agent) may deem reasonably for any contingent, conditional or unmatured contractual liabilities or obligations of the Company and (ii) the payment to the holders of any Senior Units of the full amounts to which they may be entitled upon such Liquidation, the remaining Liquidation Proceeds are insufficient to pay Holders and the holder of any Pari Passu Units in full the Liquidation Payment per Series A-1 Preferred Unit and the liquidation preference amount payable to the holders of any Pari Passu Units, then the Company shall allocate any remaining Liquidation Proceeds on a pro rata basis among the holders of Series A-1 Preferred Units and Pari Passu Units then outstanding.

Section 6. Redemption.

(a) Optional Redemption. To the fullest extent permitted by applicable law, the Series A-1 Preferred Units may be redeemed, in whole or in part, at the Company’s election (in its sole and absolute discretion), at any time, at a price equal to the Base Amount per Series A-1 Preferred Unit as of the date of redemption (the “Redemption Price”). Any such redemption election by the Company (i) shall be made ratably across all Holders based on the number of Series A-1 Preferred Units held by each Holder such that the Company shall redeem the same percentage of Series A-1 Preferred Units held by each Holder, and (ii) may be made contingent upon the happening of any event or circumstance (including a Change of Control). If on any Optional Redemption Date, Delaware law governing distributions to Members does not permit the Company to redeem all the Series A-1 Preferred Units to be redeemed, the Company shall ratably redeem the maximum number of Series A-1 Preferred Units that it may redeem consistent with such law, and shall redeem the remaining Series A-1 Preferred Units as soon as it may lawfully do so under such law (with the Series A-1 Mandatory Cumulative Dividends continuing to accrue and compound during such interim period). The Company shall send written notice of its redemption election (the “Optional Redemption Notice”) to each Holder not less than ten (10) or more than sixty (60) days prior to each Optional Redemption Date (defined below). Each Optional Redemption Notice shall state:

(i) the number of Series A-1 Preferred Units held by such Holders that the Company shall redeem on the Optional Redemption Date specified in the Optional Redemption Notice;

(ii) the Optional Redemption Date and the Redemption Price; and

(iii) to the extent such Holder holds its Series A-1 Preferred Units in certificated form, the certificate or certificates representing the Series A-1 Preferred Units to be redeemed which will be surrendered to the Company in the manner and at the place designated by the Company.

The date of each such redemption provided in the Optional Redemption Notice shall be referred to as an “Optional Redemption Date.”

(b) Mandatory Redemption. If at any time a Holder delivers written notice to the Company requesting redemption (in whole or in part) of the Series A-1 Preferred Units held by such Holder (each, a “Mandatory Redemption Request”) either (i) in connection with a Change of Control or (ii) at any time on or after the later to occur of (A) the four (4) year anniversary of the Exchange Date (the “4-Year Anniversary Date”) and (B) if any Series A Preferred Units are issued under the NextEra Subscription Agreement, thirty (30) days following the “4-Year Anniversary Date” of the Series A Preferred Units (as provided in the Certificate of Designations of the Series A Preferred Units contemplated by the NextEra Subscription Agreement) (the “Series A Redemption Date”), then the Company shall redeem, to the fullest extent permitted by applicable law (subject to the next sentence), on the Mandatory Redemption Date (defined below), at the Redemption Price per Series A-1 Preferred Unit, the number of Series A-1 Preferred Units requested by the Holder to be redeemed in the Mandatory Redemption Request. In connection with the foregoing, the Company shall apply all of its assets to any such redemption, and to no other corporate or other purpose, except to the extent prohibited by Delaware law governing distributions to unitholders or as restricted by Section 12 of this Agreement. In connection with a Change of Control, the Company shall provide written notice (a “Change of Control Notice”) to Holders at least fifteen (15) Business Days prior to the anticipated date of consummation of the Change of Control (such anticipated date, the “Closing Date”) stating, (i) the Closing Date, (ii) that Holders may elect to have all, or a portion of, their Series A-1 Preferred Units redeemed upon the consummation of the Change of Control by delivering to the Company a Mandatory Redemption Request no later than the later of (A) seven (7) Business Days following receipt of the Change of Control Notice or (B) twenty (20) Business Days prior to the Closing Date specified in the written notice, (iii) the Redemption Price, and (iv) for Holders which hold Series A-1 Preferred Units in certificated form, if any, the certificate or certificates representing the Series A-1 Preferred Units to be redeemed which will be surrendered to the Company in the manner and at the place designated by the Company. In the case of a Mandatory Redemption Request other than in connection with a Change of Control, within thirty (30) days after receipt of the Mandatory Redemption Request, the Company shall send to the Holder making such Mandatory Redemption Request a written confirmation notice (the “Confirmation Notice”) stating, (i) the Mandatory Redemption Date applicable to such Mandatory Redemption Request, (ii) the Redemption Price and (iii) for Holders which hold Series A-1 Preferred Units in certificated form, if any, the certificate or certificates representing the Series A-1 Preferred Units to be redeemed which will be surrendered to the Company in the manner and at the place designated by the Company. “Mandatory Redemption Date” means (i) in the case of a Change of Control, the date of consummation of such Change of Control and (ii) in the case of a redemption of Series A-1 Preferred Units any time on or after the Series A Redemption Date (if applicable), no later than 90 days after the Company’s receipt of the Mandatory Redemption Request in respect of such Series A-1 Preferred Units (but in no event prior to the Series A Redemption Date). If on any Mandatory Redemption Date, Delaware law governing distributions to Members does not permit the Company to redeem all Series A-1 Preferred Units to be redeemed, the Company shall ratably redeem the maximum number of Series A-1 Preferred Units that it may redeem consistent with such law, and shall redeem the remaining Series A-1 Preferred Units as soon as it may lawfully do so under such law; provided, however, that if the applicable Mandatory Redemption Request relates to the consummation of a Change of Control, the Company shall not permit the consummation of such Change of Control to occur unless and until all Series A-1 Preferred Units requested by the Holder to be redeemed in the Mandatory

Redemption Request are redeemed.

(c) Surrender of Certificates. On or before the applicable Optional Redemption Date or Mandatory Redemption Date (each a “Redemption Date”), each Holder of Series A-1 Preferred Units to be redeemed on such Redemption Date, shall, if a Holder holds Series A-1 Preferred Units in certificated form, surrender the certificate or certificates representing such units (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Optional Redemption Notice, Change of Control Notice or Confirmation Notice, as applicable, and thereupon the Redemption Price for such units shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Series A-1 Preferred Units represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Series A-1 Preferred Units shall promptly be issued to such Holder.

(d) Mandatory Redemption Delay. If any Series A-1 Preferred Units subject to a Mandatory Redemption Request are not redeemed on the corresponding Mandatory Redemption Date for any reason (such date, a “Delayed Redemption Date” and such failure to timely redeem, a “Delayed Redemption”), all such unredeemed Series A-1 Preferred Units shall remain outstanding and entitled to all the rights and preferences provided herein. Additionally, for so long as such Mandatory Redemption Request remains unsatisfied, the Holder(s) of such unredeemed Series A-1 Preferred Units (a “Delayed Redemption Holder” and such unredeemed Series A-1 Preferred Units, for so long as such Series A-1 Preferred Units have not been redeemed or converted to Common Units, being referred to as “Delayed Redemption Units”) shall have the following rights and remedies (which shall constitute such Holder(s)’(s) sole rights and remedies with respect to such unredeemed Series A-1 Preferred Units in circumstances in which the Company is not permitted by applicable law to satisfy such Mandatory Redemption Request in full:

(i) Until the satisfaction of such Mandatory Redemption Request in full, the Delayed Redemption Holder may elect to convert all, or a portion of, its Delayed Redemption Units into a number of Common Units equal to (i) the number of Delayed Redemption Units the Delayed Redemption Holder elects to convert into Common Units multiplied by a fraction (x) the numerator of which is the Base Amount for the Delayed Redemption Units, and (y) the denominator of which is the then-applicable Conversion Price. In order for a Delayed Redemption Holder to convert Delayed Redemption Units into Common Units, such Holder shall (a) provide written notice (a “Conversion Election Notice”) to the Company’s transfer agent at the office of the transfer agent for the Series A-1 Preferred Units (or to the Company, pursuant to the notice requirements set forth in the Operating Agreement, if the Company serves as its own transfer agent) that such Holder elects to convert all or any number of such Holder’s Delayed Redemption Units and (b), if such Holder’s shares are certificated, surrender the certificate or certificates for such Delayed Redemption Units (or, if such Delayed Redemption Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A-1 Preferred Units (or to the Company, pursuant to the notice requirements set forth in the Operating Agreement, if the Company serves as its own transfer agent). Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the Common Units to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the Common Units issuable upon conversion of the Delayed Redemption Units shall be deemed to be outstanding of record as of such date; provided, however, that in the event the Common Unit Price used in calculating the Conversion Price is determined pursuant to paragraph (iii) of the definition of “Common Unit Price,” the Conversion Time shall be deferred until such time as the Common Unit Price is finally determined as set forth in said paragraph (iii) of the definition of “Common Unit Price.” Notwithstanding the foregoing, any election by a Delayed Redemption Holder to convert any Delayed Redemption Units into Common Units pursuant to this Section 6(d)(i) shall (A) be for no less than the lesser of (1) Delayed Redemption Units with an aggregate Base Amount equal to or greater than $5 million and (2) all of the Delayed Redemption Units held by the Delayed Redemption Holder and (B) shall occur no more frequently than once per rolling three month-period. For the avoidance of doubt, any Common Units issued upon conversion of any Delayed Redemption Units shall be coupled with an equal number of Paired Voting Shares issued to the Delayed Redemption Holder to the extent Holders of Common Units were issued any Paired Voting Shares in conjunction with an IPO, Business Combination or other transaction. With respect to any Exchange Rights in respect of the Common Units into which the Delayed Redemption Units may be converted, such Exchange Rights shall afford the Delayed Redemption Holder only the right to receive Pubco Common Shares entitling the holder thereof to a single vote per Pubco Common Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote, notwithstanding that other holders of Common Units may receive pursuant to the IPO or Business Combination Exchange Rights entitling the holder thereof to receive upon exchange or conversion of their Common Units Pubco Common Shares entitling the holder thereof to more than one vote per Pubco Common Share in respect of those matters for which holders of the Reporting Company Affiliate’s voting shares are entitled to vote.

(ii) Until such time as all Delayed Redemption Units are redeemed or converted to Common Units, the dividend rate on all outstanding Series A-1 Preferred Units (as provided in Section 4(a), as further adjusted by Section 4(d)) shall (i) be increased to twelve percent (12%) per annum of the Base Amount (or, if the current dividend rate is already at or higher than twelve percent (12%) per annum pursuant to Section 4(e), be left at such rate), commencing on the Delayed Redemption Date, and (ii) be further increased in increments of two percent (2%) per annum of the Base Amount with the first such increment commencing on the 1st anniversary of the Delayed Redemption Date and each additional increment commencing following the conclusion of each succeeding ninety (90) day period thereafter (subject to a total dividend rate cap of twenty percent (20%) per annum of the Base Amount).

(e) Paying Agent. If on the applicable Redemption Date the Redemption Price payable upon redemption of the Series A-1 Preferred Units to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the Series A-1 Preferred Units so called for redemption shall not have been surrendered, dividends with respect to such Series A-1 Preferred Units shall cease to accrue after such Redemption Date and all rights with respect to such Series A-1 Preferred Units shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 7. Reserved.

Section 8. Preemption and Conversion. Except pursuant to the terms and conditions set forth in Section 6(d)(i) above with regard to conversion, the Holders shall not have any rights of preemption or rights to convert such Series A-1 Preferred Units into units of any other class or series of the Company.

Section 9. Issuance of Junior Units. Notwithstanding anything set forth in the Operating Agreement or this Certificate of Designations to the contrary, the Board of Managers or any authorized committee of the Board of Managers, without the vote of the Holders, may authorize and issue additional Common Units or create or issue any other Junior Units.

Section 10. Repurchase. Subject to the limitations imposed herein, the Company may purchase Series A-1 Preferred Units from time to time to such extent, in such manner, and upon such terms as the Board of Managers or any duly authorized committee of the Board of Managers may determine; provided, however, that the Company shall not use any of its assets for any such purchase when there are reasonable grounds to believe that such purchase is not permitted by applicable law.

Section 11. Tax Receivable Agreement. In the event that (i) the Company is involved in a Business Combination pursuant to which any unitholders of the Company will be offered the ability to enter into tax receivable agreement and (ii) any Series A-1 Preferred Units are converted into Common Units pursuant to the terms hereof, the holders of such converted Series A-1 Preferred Units will be offered the right to enter into a tax receivable agreement on the same terms and conditions as such other unitholders.

Section 12. Subordination. In the event (i) that a court of competent jurisdiction makes a determination or ruling that has the effect of treating the Series A-1 Preferred Units as indebtedness of the Company owing to the holders thereof and not an equity interest in the Company or (ii) if it is requested to be acknowledged by Lenders (as defined below), any and all amounts due for or represented by the Series A-1 Preferred Units are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s or its Subsidiaries’ present or future indebtedness (“Senior Indebtedness”) owed to banks, insurance companies, lease financing institutions or other lending institutions regularly engaged in the business of lending money (the “Lenders”); provided, however, that a Holder may continue to receive regularly scheduled dividend payments and redemption payments in accordance with this Certificate of Designations and the Operating Agreement so long as a default or event of default under the Senior Indebtedness has not occurred and is then continuing with respect to such Senior Indebtedness. The Lenders shall be deemed express third-party beneficiaries of this Section 12.

Section 13. Integration. Each Holder, hereby agrees, by accepting such units, to be bound by the terms and conditions of this Certificate of Designations and the Operating Agreement. This Certificate of Designations, the Operating Agreement and the Exchange Agreement constitute the entire understanding between the Company and the Holders as to the subject matter set forth herein and therein, and supersede any prior agreements, commitments or negotiations in respect thereof.

Section 14. Notices. Unless otherwise specified herein, any notice or communication required to be given pursuant to the terms of this Certificate of Designations shall be given in accordance with the notice requirements set forth in the Operating Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Opal Fuels LLC has caused this Certificate of Designations to be executed by its duly authorized officer on this 29th day of November, 2021.

OPAL FUELS LLC

By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Title:	Co-CEO